As Filed with the Securities and Exchange Commission on March 9, 2022.

Registration No. 333-239958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, (678) 384-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Dodd

President & Chief Executive Officer

GeoVax Labs, Inc.

1900 Lake Park Drive, Suite 380

Smyrna, Georgia 30080

Tel: (678) 384-7220

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

F. Reid Avett, Esq.

Womble Bond Dickinson (US) LLP

2001 K Street, NW, Suite 400 South
Washington, D.C. 20006

Tel: (202) 857-4425

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Amendment No. 2.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

______________________________

The registrant hereby amends this Post-Effective Amendment No. 2 to registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 2 to registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment No. 2 to registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1, as amended (Commission File No. 333-239958) (the “Original Registration Statement”), of GeoVax Labs, Inc. (the “Company”) is being filed pursuant to the undertakings in the Original Registration Statement to update and supplement the information contained in the Original Registration Statement, which was originally declared effective by the Securities and Exchange Commission on September 24, 2020.

The Original Registration Statement, as amended by this Amendment, pertains solely to the registration of 1,819,966 shares of common stock, par value $0.001 per share, underlying warrants (the “September Warrants”) previously issued by the Company to investors in its September 2020 public offering. The Registrant's issuance and sale of the September Warrants, as well as the underlying common stock, was registered under the Original Registration Statement.

For the convenience of the reader, this Amendment sets forth the Original Registration Statement in its entirety, as amended by this Amendment.

No additional securities are being registered under this Amendment. All applicable registration fees were paid in connection with the initial filings of the Original Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2022

PRELIMINARY PROSPECTUS

GEOVAX LABS, INC.

Up to 1,819,966 Shares of Common Stock Underlying Previously Issued Warrants

This prospectus relates to the offer and sale by GeoVax Labs, Inc., a Delaware corporation of up to 1,819,966 shares of common stock, $0.001 par value, underlying warrants previously issued by us that are issuable at a price of $5.00 per share from time to time upon exercise of outstanding warrants (the “September Warrants”) issued to investors in our September 2020 public offering, the issuance of which was previously registered on a Registration Statement on Form S-1 (File No. 333- 239958).

Upon exercise of the September Warrants, we will receive proceeds from the exercise of such warrants if exercised for cash and not on a cashless basis, subject to an 8% commission. See “Plan of Distribution.” Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

Our common stock and the September Warrants are listed on the Nasdaq Capital Market under the symbols “GOVX” and “GOVXW,” respectively. On March 4, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.47 per share and the last reported sale price of September Warrants was $0.60 per warrant. We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock and September Warrants.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

Investing in our shares of common stock involves a high degree of risk. The risks are described in the “Risk Factors” section beginning on page 6 of this prospectus. You should also consider the risk factors described or referred to in any applicable prospectus supplement before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                      , 2022

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	5
RISK FACTORS	6
USE OF PROCEEDS	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
CAPITALIZATION	19
DILUTION	20
BUSINESS	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
MANAGEMENT	44
EXECUTIVE COMPENSATION	46
DIRECTOR COMPENSATION	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	50
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS	51
DESCRIPTION OF SECURITIES	52
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	56
PLAN OF DISTRIBUTION	57
LEGAL MATTERS	57
EXPERTS	57
WHERE YOU CAN FIND MORE INFORMATION	57
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our ability to control or predict and that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Our forward-looking statements may include, among other things, statements about:

●	our ability to continue as a going concern and our history of losses;

●	our ability to obtain additional financing;

●	our use of the net proceeds from this offering;

●	our ability to prosecute, maintain or enforce our intellectual property rights;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	the implementation of our business model and strategic plans for our business and technology;

●	the successful development and regulatory approval of our technologies and products;

●	the potential markets for our products and our ability to serve those markets;

●	the rate and degree of market acceptance of our products and any future products;

●	our ability to retain key management personnel; and

●	regulatory developments and our compliance with applicable laws.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Actual events or results may differ materially. Readers are cautioned not to place undue reliance on forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

You should read the risk factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ii

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors.” You should also carefully read the exhibits to the registration statement of which this prospectus is a part.

Overview

GeoVax Labs, Inc. (“GeoVax” or “the Company”) is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancer using novel proprietary platforms. GeoVax’s product pipeline includes ongoing human clinical trials for COVID-19 and head and neck cancer. Additional research and development programs include preventive vaccines against Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa) and malaria, as well as immunotherapies for multiple solid tumors. The Company’s portfolio of wholly owned, co-owned, and in-licensed intellectual property, stands at over 70 granted or pending patent applications spread over 20 patent families, which are discussed in greater detail in the “Our Intellectual Property” section.

Our Product Development Pipeline

We are currently developing a number of vaccines and immunotherapies for prevention or treatment of infectious diseases and cancers. The table below summarizes the status of our product development programs, which are discussed in greater detail in the following pages.

Indication	Product Candidate	Current Status
Coronavirus Vaccines
COVID-19 (Primary vaccine for immunocompromised patients)	GEO-CM04S1	Clinical - Phase 2
COVID-19 (Booster to mRNA)	GEO-CM04S1	Clinical - Phase 2
Pan Coronavirus	GEO-CM02	Preclinical/IND-Enabling
Cancer Immunotherapy
Solid Tumors (Advanced Head and Neck Cancer)*	Gedeptin®	Clinical - Phase 1/2
Solid Tumors (MUC1)	MVA-VLP-MUC1	Preclinical/IND-Enabling
Other Infectious Disease Vaccines
Zika**	GEO-ZM02	Preclinical/IND-Enabling
Ebola, Marburg, Sudan**	GEO-EM01	Preclinical/IND-Enabling
Lassa Fever**	GEO-LM01	Exploratory
Malaria**	GEO-MM02	Exploratory

---------------

* Orphan Drug status granted, as described in greater detail in the “Our Intellectual Property” section.

** Indication within FDA Priority Review Voucher program

Our corporate strategy is to advance, protect and exploit our differentiated vaccine/immunotherapy technologies leading to the successful development of preventive and therapeutic vaccines and immunotherapies against infectious diseases and various cancers. Our goal is to advance products through to human clinical testing, and to seek partnership or licensing arrangements for achieving regulatory approval and commercialization. We also leverage third party resources through collaborations and partnerships for preclinical and clinical testing with multiple government, academic and corporate entities.

We have not generated any revenues from the sale of the products we are developing, and we do not expect to generate any such revenues for at least the next several years. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Recent Developments

GEO-CM04S1 License -- In November 2021, GeoVax entered into a license agreement with City of Hope (the “COH License”), granting GeoVax exclusive rights to further develop and commercialize GEO-CM04S1 (formerly referred to as COH04S1). GEO-CM04S1, a synthetic, attenuated modified vaccinia Ankara (sMVA) vector expressing Spike and Nucleocapsid antigens of the SARS-CoV-2 virus, was initially developed at COH for immunocompromised patients.

GEO-CM0461 is being studied in an ongoing Phase 2 clinical trial to evaluate its safety and immunogenicity, compared to the Pfizer mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant or chimeric antigen receptor (CAR) T cell therapy. GEO-CM0461 is the only COVID-19 vaccine that includes both SARS-CoV-2 spike and nucleocapsid proteins to advance to a Phase 2 trial in cancer patients. Such vaccines also tend to produce an immune response quickly – in less than 14 days – with only mild side effects. The trial is also the first to compare an investigational multi-antigenic COVID-19 vaccine to the current Food and Drug Administration (FDA)-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines.

In December 2021, patient enrollment began for the Phase 2 portion of a Phase 1/2 trial of GEO-CM0461, to study its use as a universal booster vaccine to current FDA-approved vaccines. GeoVax believes that the GEO-CM0461 vaccine, when administered as a heterologous booster, will provide additional recognition elements to the immune system over a homologous boost from mRNA vaccines such as those developed by Moderna or Pfizer, which are directed only toward SARS-CoV-2 Spike protein. The COH04S1 vaccine’s MVA backbone may be more effective at inducing COVID-19 immunity since MVA strongly induces T cell responses even in a background of immunosuppression. In addition, GEO-CM0461 targeting of both Spike and Nucleocapsid antigens, may offer greater protection against the significant sequence variation observed with the Spike antigen.

Gedeptin® License -- In September 2021, GeoVax entered into an Assignment and License Agreement with PNP Therapeutics, Inc. (the “Gedeptin License), whereby GeoVax expanded its immuno-oncology pipeline and added a new technology platform through the acquisition of exclusive rights to Gedeptin®, a novel patented product for the treatment of solid tumors through a gene therapy strategy known as GDEPT (Gene-Directed Enzyme Prodrug Therapy). In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a potent antitumor compound. A Phase 1/2 clinical trial is currently enrolling to evaluate the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumors accessible for injection and no curable treatment options. The FDA has granted Gedeptin Orphan Drug status for the treatment of HNSCC and the initial stage of the ongoing clinical trial is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. GeoVax’s license to Gedeptin includes rights to expand its use to all human diseases and/or conditions including, but not limited to, cancers.

Private Placement

On January 14, 2022, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Armistice”), providing for the issuance and sale to the Armistice of 707,484 shares of common stock, 2,360,000 shares of common stock issuable upon the exercise of the Pre-Funded Warrant and 3,067,484 shares of common stock issuable upon the exercise of the Common Warrant for gross proceeds to the Company of approximately $10.0 million. The Warrants are exercisable immediately and contain price adjustment provisions which may, under certain circumstances, reduce the applicable exercise price; the Pre-Funded Warrant shall terminate when fully exercised and the Common Warrant shall terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part (the “Resale Registration Statement”). The Private Placement closed on January 20, 2022. We paid the placement agent, Maxim Group LLC, a cash fee of $700,000 at closing.

In connection with the Purchase Agreement, we entered in a registration rights agreement with the Armistice in which we agreed to file by February 3, 2022 the Resale Registration Statement with the SEC covering all shares of common stock sold to investors and the shares of common stock issuable upon exercise of the Warrants, and to cause the Resale Registration Statement to become effective by February 28, 2022 (or, in the event of a “full review” by the SEC of the Resale Registration Statement, by March 15, 2022).

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, discussed in more detail in the following section. These risks include, among others, the following key risks:

Risks Related to Our Business and Capital Requirements

●	We have a history of operating losses, and we expect losses to continue for the foreseeable future.
●	Our business will require continued funding. If we do not receive adequate funding, we may not be able to continue our operations.
●	Significant disruptions of information technology systems or breaches of information security systems could adversely affect our business.
●	Our business could be adversely affected by widespread public health epidemics or other catastrophic events beyond our control.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

●	Our products are still being developed and are unproven. These products may not be successful.
●	We depend upon key personnel who may terminate their employment with us at any time. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.
●	Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.
●	We face intense competition and rapid technological change that could result in products that are superior to the products we will be commercializing or developing.
●	Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.
●	We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.
●	Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.
●	State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.
●

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

●	We may not be successful in establishing collaborations for product candidates we seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.
●	We do not have manufacturing, sales or marketing experience.
●	Our products under development may not gain market acceptance.
●	We may be required to defend lawsuits or pay damages for product liability claims.
●

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Risks Related to Our Intellectual Property

●	Our success depends on our ability to obtain, maintain, protect and enforce our intellectual property and our proprietary technologies.
●	We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.
●	Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

●

Any inability to protect our or our licensors’ intellectual property rights in the United States and foreign countries could limit our ability to prevent others from manufacturing or selling our products.

●	Changes in United States patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
●	The patent protection and patent prosecution for our product candidates is dependent in part on third parties.

Risks Related to Our Common Stock

●	The market price of our common stock is highly volatile.
●	The sale or issuance of additional shares of our common stock or other equity securities could result in additional dilution to our stockholders.
●	Certain provisions of our certificate of incorporation which authorize the issuance of shares of preferred stock may make it more difficult for a third party to effect a change in control.
●	We have never paid dividends and have no plans to do so.
●	Public company compliance may make it more difficult for us to attract and retain officers and directors.
●	Our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of a majority of our stockholders.
●	Broker-dealers may be discouraged from effecting transactions in shares of our common stock if we are considered to be a penny stock and thus subject to the penny stock rules.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal corporate offices are located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080 (metropolitan Atlanta). Our telephone number is (678) 384-7220. The address of our website is www.geovax.com. Information contained on our website does not form a part of this prospectus.

THE OFFERING

Common Stock Offered by us

Up to 1,819,966 shares of common stock issuable upon exercise of the outstanding September Warrants. Each September Warrant is exercisable at any time for the purchase of one share of our common stock at an exercise price of $5.00 per share. The September Warrants expire on September 29, 2025.

Common Stock Outstanding prior to this offering	7,089,025 (1)

Common Stock Outstanding after this offering	8,908,991 shares, assuming full exercise of the September Warrants

Use of Proceeds

We will receive approximately $8,371,844 of proceeds if all the currently outstanding September Warrants are exercised for cash, net of an 8% commission and our anticipated offering expenses. See “Plan of Distribution.” We currently intend to use these proceeds for general corporate purposes. See “Use of Proceeds.”

NASDAQ Capital Markets Symbols	Our common stock and the September Warrants are listed on the NASDAQ Capital Market under the symbols “GOVX” and “GOVXW,” respectively.

Risk Factors

Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our shares of common stock.

The number of shares of our common stock outstanding after the completion of this offering is based on 7,089,025 shares of our common stock outstanding as of March 9, 2022, and excludes as of such date:

●	2,360,000 shares of common stock issuable upon the exercise of Pre-Funded Warrants with an exercise price of $0.0001 per share;

●	5,884,115 shares of common stock issuable upon the exercise of other outstanding warrants with a weighted average exercise price of $4.23 per share; or

●

 1,500,000 shares of common stock which are reserved for issuance under our 2020 Stock Incentive Plan, of which 962,300 shares of common stock are issuable upon exercise of outstanding options at an average exercise price of $3.18 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors as well as other information we include in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Business and Capital Requirements

We have a history of operating losses, and we expect losses to continue for the foreseeable future.

As a research and development-focused company, we have had no product revenue to date and revenues from our government grants and other collaborations have not generated sufficient cash flows to cover operating expenses. Since our inception, we have incurred operating losses each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. We incurred a net loss of $18,570,317 for the year ended December 31, 2021. We expect to incur additional operating losses and expect cumulative losses to increase as our research and development, preclinical, clinical, and manufacturing efforts expand. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of our product candidates, conduct preclinical tests and clinical trials, obtain the necessary regulatory approvals, and manufacture and market or otherwise commercialize our products. Unless we are able to successfully meet these challenges, we will not be profitable and may not remain in business.

Our business will require continued funding. If we do not receive adequate funding, we may not be able to continue our operations.

To date, we have financed our operations principally through the sale of our equity securities and through government grants and clinical trial support. We will require substantial additional financing at various intervals for our operations, including clinical trials, operating expenses, intellectual property protection and enforcement, for pursuit of regulatory approvals, and for establishing or contracting out manufacturing, marketing and sales functions. There is no assurance that such additional funding will be available on terms acceptable to us or at all. If we are not able to secure the significant funding that is required to maintain and continue our operations at current levels, or at levels that may be required in the future, we may be required to delay clinical studies or clinical trials, curtail operations, or obtain funds through collaborative arrangements that may require us to relinquish rights to some of our products or potential markets.

We may pursue additional support from the federal government for our vaccine and immunotherapy development programs; however, as we progress to the later stages of our development activities, government financial support may be more difficult to obtain, or may not be available at all. Therefore, it will be necessary for us to look to other sources of funding to finance our development activities.

We expect that our current working capital will be sufficient to support our planned level of operations into the second quarter of 2023. We will need to raise additional funds to significantly advance our vaccine development programs and to continue our operations. In order to meet our operating cash flow needs we plan to seek sources of non-dilutive capital through government grant programs and clinical trial support. We may also plan additional offerings of our equity securities, debt, or convertible debt instruments. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Significant disruptions of information technology systems or breaches of information security systems could adversely affect our business.

We rely upon a combination of information technology systems and traditional recordkeeping to operate our business. In the ordinary course of business, we collect, store, and transmit confidential information (including, but not limited to, personal information and intellectual property). We have also outsourced elements of our operations to third parties, including elements of our information technology systems and, as a result, we manage a number of independent vendor relationships with third parties who may or could have access to our confidential information. Our information technology and information security systems and records are potentially vulnerable to security breaches, service interruptions, or data loss from inadvertent or intentional actions by our employees or vendors. Our information technology and information security systems and records are also potentially vulnerable to malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of expertise and motives (including, but not limited to, financial crime, industrial espionage, and market manipulation).

While we have invested, and continue to invest, a portion of our limited funds in our information technology and information security systems, there can be no assurance that our efforts will prevent security breaches, service interruptions, or data losses. Any security breaches, service interruptions, or data losses could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business, and reputational harm to us or allow third parties to gain material, inside information that they may use to trade in our securities.

Our business could be adversely affected by widespread public health epidemics or other catastrophic events beyond our control.

In addition to our reliance on our own employees and facilities, we depend on our collaborators, laboratories and other facilities for the continued operation of our business. Despite any precautions we take, public health epidemics, such as COVID-19, or other catastrophic events, such as natural disasters, terrorist attacks, hurricanes, fire, floods and ice and snowstorms, may result in interruptions in our business.

Although the necessary work within our laboratory and of our collaborators has continued without significant interruption from the COVID-19 pandemic, we continue to monitor the situation and may adjust our current policies as more information and guidance become available, temporarily suspending travel and limitations on doing business in-person has and could continue to negatively impact our business development efforts and create operational or other challenges, any of which could harm our business, financial condition and results of operations.

In addition, the COVID-19 pandemic could disrupt our operations due to absenteeism by infected or ill members of management or other employees because of our limited staffing. COVID-19 related illness could also impact members of our Board of Directors resulting in absenteeism from meetings of the directors or committees of directors and making it more difficult to convene the quorums of the full Board of Directors or its committees needed to conduct meetings for the management of our affairs.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

Our products are still being developed and are unproven. These products may not be successful.

To become profitable, we must generate revenue through sales of our products. However, our products are in varying stages of development and testing. Our products have not been proven in human clinical trials and have not been approved by any government agency for sale. If we cannot successfully develop and prove our products and processes, or if we do not develop other sources of revenue, we will not become profitable and at some point, we would discontinue operations.

We depend upon key personnel who may terminate their employment with us at any time. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.

The success of our business strategy will depend to a significant degree upon the continued services of key management, technical and scientific personnel and our ability to attract and retain additional qualified personnel and managers. Competition for qualified personnel is intense among companies, academic institutions and other organizations. The ability to attract and retain personnel is adversely affected by our financial challenges. If we are unable to attract and retain key personnel and advisors, it may negatively affect our ability to successfully develop, test, commercialize and market our products and product candidates.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

To manufacture and sell our products, we must comply with extensive domestic and international regulation. In order to sell our products in the United States, approval from the U.S. Food and Drug Administration (the “FDA”) is required. Satisfaction of regulatory requirements, including FDA requirements, typically takes many years, and if approval is obtained at all, it is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. We cannot predict whether our products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to meet than FDA requirements. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

We face intense competition and rapid technological change that could result in products that are superior to the products we will be commercializing or developing.

The market for vaccines that protect against or treat human infectious diseases is intensely competitive and is subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies with substantially greater resources than us. If any of our competitors develop products with efficacy or safety profiles significantly better than our products, we may not be able to commercialize our products, and sales of any of our commercialized products could be harmed. Some of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Competitors may develop products earlier, obtain FDA approvals for products more rapidly, or develop products that are more effective than those under development by us. We will seek to expand our technological capabilities to remain competitive; however, research and development by others may render our technologies or products obsolete or noncompetitive or result in treatments or cures superior to ours.

Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new medical technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, and that our product candidates will be difficult to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal previously unidentified complications associated with our products. The responses of potential physicians and others to information about complications could materially adversely affect the market acceptance of our products, which in turn would materially harm our business.

We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.

We do not know whether planned pre-clinical and clinical trials will begin on time or whether we will complete any of our trials on schedule, if at all. Product development costs will increase if we have delays in testing or approvals, or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products and delay our ability to become profitable.

We rely heavily on independent clinical investigators, vaccine manufacturers, and other third-party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.

None of our vaccines are approved by the FDA for sale in the United States or by other regulatory authorities for sale in foreign countries. To exploit the commercial potential of our technologies, we are conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials could delay or preclude regulatory approval and restrict our ability to commercialize our technology or products. Any such failure may severely harm our business. In addition, any approvals we obtain may not cover all of the clinical indications for which approval is sought or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement action, fines, and other penalties and could receive adverse publicity, all of which could harm our business.

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

In the United States and foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval. Among policy makers and payors in the United States and elsewhere, including in the European Union, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act includes a number of provisions that are intended to lower healthcare costs, including provisions relating to prescription drug prices and government spending on medical products.

Since its enactment, there have also been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as efforts by the former Trump administration to repeal or replace certain aspects of the statute. We continue to evaluate the effect that the Affordable Care Act and subsequent changes to the statute has on our business. It is uncertain the extent to which any such changes may impact our business or financial condition.

There has also been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products. There have been several Congressional inquiries and proposed bills, as well as state efforts, designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In June 2017, the FDA issued a Drug Competition Action plan intended to lower prescription drug prices by encouraging competition from generic versions of existing products. In July 2018, the FDA issued a Biosimilar Action Plan, intended to similarly promote competition to prescription biologics from biosimilars.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, in September 2017, the California State Assembly approved SB17, which requires pharmaceutical companies to notify health insurers and government health plans at least 60 days before any scheduled increases in the prices of their products if they exceed 16% over a two-year period, and further requiring pharmaceutical companies to explain the reasons for such increase. Effective in 2016, Vermont passed a law requiring certain manufacturers identified by the state to justify their price increases.

We expect that these, and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained.

We may not be successful in establishing collaborations for product candidates we seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.

We expect to seek collaborations for the development and commercialization of product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the clinical trial results and other aspects of a product’s safety and efficacy profile. If we are unable to reach agreements with suitable collaborators for any product candidate, we will be forced to fund the entire development and commercialization of such product candidates, ourselves, and we may not have the resources to do so. If resource constraints require us to enter into a collaboration agreement early in the development of a product candidate, we may be forced to accept a more limited share of any revenues the product may eventually generate. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish collaborations or other alternative arrangements for any product candidate. Even if we are successful in establishing collaborations, we may not be able to ensure fulfillment by collaborators of their obligations or our expectations.

We do not have manufacturing, sales or marketing experience.

We do not have experience in manufacturing, selling, or marketing. To obtain the expertise necessary to successfully manufacture, market, and sell our products, we must develop our own commercial infrastructure and/or collaborative commercial arrangements and partnerships. Our ability to execute our current operating plan is dependent on numerous factors, including, the performance of third-party collaborators with whom we may contract.

Our products under development may not gain market acceptance.

Our products may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Significant factors in determining whether we will be able to compete successfully include:

●	the efficacy and safety of our products;
●	the time and scope of regulatory approval;
●	reimbursement coverage from insurance companies and others;
●	the price and cost-effectiveness of our products, especially as compared to any competitive products; and
●	the ability to maintain patent protection; and
●	the market demand is not readily known.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. We carry product liability insurance and we expect to continue such policies. However, product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and demand for our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.

Market acceptance of products we develop, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any products that we may develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize products that we develop.

Risks Related to Our Intellectual Property

Our success depends on our ability to obtain, maintain, protect, and enforce our intellectual property and our proprietary technologies

In general, our commercial success will depend in part on our and our licensors’ ability to obtain, maintain, protect, and enforce our intellectual property and proprietary technologies, including patent protection and trade secret protection for our product candidates, proprietary technologies and their uses as well as our ability to operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. If we or our licensors are unable to obtain, maintain, protect, or enforce our intellectual property rights or if our intellectual property rights are inadequate for our technology or our product candidates, our competitive position could be harmed, which could have a material adverse impact on our business, results of operations, financial conditions, and prospects. There can be no assurance that our patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies, nor can there be any assurance that the patents if issued will not be infringed, misappropriated, violated, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our intellectual property is uncertain. Only limited protection may be available and may not adequately obtain, maintain, protect, and enforce our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly obtain, maintain, protect, and enforce the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

We cannot be certain that the claims in our in-licensed pending patent applications will be considered patentable by the U.S.  Patent and Trademark Office, or USPTO, courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that claims that may ultimately issue from our patent applications will not be found invalid or unenforceable if challenged. If we or our licensors are unable to obtain or maintain patent protection with respect to our product candidates, our business, financial condition, results of operations, and prospects could be materially harmed.

We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.

Our rights to significant parts of the technology we use in our products are licensed from third parties and are subject to termination if we do not fulfill our contractual obligations to our licensors. Termination of intellectual property rights under any of our license agreements could adversely impact our ability to produce or protect our products. Our obligations under our license agreements include requirements that we make milestone payments to our licensors upon the achievement of clinical development and regulatory approval milestones, royalties as we sell commercial products, and reimbursement of patent filing and maintenance expenses. Should we become bankrupt or otherwise unable to fulfill our contractual obligations, our licensors could terminate our rights to critical technology that we rely upon.

Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of biologic products have been subject to substantial patent litigation in the biopharmaceutical industry. Such lawsuits often relate to the validity or infringement of patents or other proprietary rights of third parties. Pharmaceutical companies, biotechnology companies, universities, research institutions or other third parties may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that cover our products or their use or manufacture. In particular, the patent landscape in the COVID-19 vaccine space is crowded, and a large number of patent applications have been filed by numerous entities since January 2020, including for the use of certain SARS-CoV-2 antigens and antigenic combinations, including from Moderna, Janssen Pharmaceuticals, Inc., Sementis LTD., VaxBio, Inc., Oxford University, BioNTech, Ichan School of Medicine at Mount Sinai, Diosynvax LTD., The University of Alberta, and Tonix Pharmaceuticals. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

●	stop or delay selling, manufacturing or using products that incorporate, or are made using the challenged intellectual property;
●	pay damages; or
●	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of our key management and technical personnel.

Any inability to protect our or our licensors’ intellectual property rights in the United States and foreign countries could limit our ability to prevent others from manufacturing or selling our products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products with acceptable patent protection. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

Some of our patent families and our in-licensed patent families are in an early stage of prosecution and cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents are issued from such applications, and then only to the extent the issued claims cover the third-party technology. There can be no assurance that our patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies. There can be no assurance that the patents if issued will not be infringed, misappropriated, violated, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our intellectual property is uncertain. Only limited protection may be available and may not adequately obtain, maintain, protect, and enforce our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly obtain, maintain, protect, and enforce the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally attempt to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

Furthermore, even if our or our licensors’ patent applications are granted, the patent term may be inadequate to protect our competitive position on our product candidates for an adequate amount of time. Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates have been or are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing, and regulatory review of product candidates, patents protecting our product candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

Changes in United States patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing biotechnology patents is costly, time-consuming, and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

For example, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law on September 16, 2011, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Further, because of a lower evidentiary standard in these USPTO post-grant proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation can increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we file an application covering the same invention, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent United States Supreme Court and Federal Circuit rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. For example, recent Federal Circuit rulings such as Ariad Pharms., Inc. v. Eli Lilly & Co., 598 F.3d 1336, 1340 (Fed. Cir. 2010) (en banc), Wyeth & Cordis Corp. v. Abbott Labs, 720 F.3d 1380 (Fed. Cir. 2013), Enzo Life Scis., Inc. v. Roche Molecular Sys., 928 F.3d 1340 (Fed. Cir. 2019), and Idenix Pharms. LLC v. Gilead Scis. Inc., 941 F.3d 1149 (Fed. Cir. 2019), and Amgen Inc. v. Sanofi, 987 F.3d 1080 (Fed. Cir. 2021) have significantly heightened the standard for securing broad claims to pharmaceutical and biological products.

In addition to heightened patentability requirements, recent Supreme Court and Federal Circuit cases relating to biosimilar product approval under the BPCIA, have held that the “patent dance” provisions of the statute, which are intended to resolve any patent infringement issues before the approval of a biosimilar, are discretionary, and a biosimilar applicant can opt out by refusing to provide a copy of its application and manufacturing information to the biologic sponsor (see Sandoz Inc. v. Amgen Inc.,137 S. Ct. 1664 (2017). It may be that we do not learn of a biosimilar application until after FDA publishes its approval (see Immunex v. Samsung Bioepsis, 2:19-cv-117555-CCC-MF (D.N.J. Apr. 30, 2019). In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the United States federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future.

The patent protection and patent prosecution for our product candidates is dependent in part on third parties.

We or our licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example, with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors, fail to establish, maintain, or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance, or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

We rely on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under some of our license agreements. We have not had and do not have primary control over these activities for our patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents and even if we are permitted to pursue such enforcement or defense, we will require the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If any of our licensors fail to appropriately prosecute and maintain patent protection for patents covering our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using, and selling competing products.

In addition, even where we have the right to control patent prosecution of patents and patent applications we have acquired or licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed from various third parties may be subject to retained rights. Our predecessors or licensors often retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

In addition, the research resulting in certain of our in-licensed patent rights and technology was funded in part by the United States government. As a result, the government may have certain rights, or march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the government to use the invention for noncommercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The United States government also has the right to take title to these inventions if the applicable licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to United States industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of such rights could harm our competitive position, business, financial condition, results of operations, and prospects.

Risks Related to Our Common Stock

The market price of our common stock is highly volatile.

The market price of our common stock has been, and is expected to continue to be, highly volatile. Certain factors, including announcements of new developments by us or other companies, regulatory matters, new or existing medicines or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by us, and subsequent sales of common stock by the holders of our options and warrants could have an adverse effect on the market price of our shares.

In addition, the securities markets from time-to-time experience significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The sale or issuance of additional shares of our common stock or other equity securities could result in additional dilution to our stockholders.

In order to meet our operating cash flow needs, we may plan additional offerings of our equity securities, debt, or convertible debt instruments. The sale of additional equity securities could result in significant additional dilution to our stockholders. The incurrence of indebtedness could result in debt service obligations and operating and financing covenants that would restrict our operations. We cannot assure investors that financing will be available in amounts or on terms acceptable to us, if at all.

We are obligated to issue additional shares of our common stock in connection with our outstanding warrants if the warrant holders choose to exercise them. There are outstanding pre-funded warrants exercisable for 2,360,000 shares at a nominal exercise price, and other outstanding warrants are exercisable for 5,884,115 shares at exercise prices ranging from $3.26 to $13.00 per share. The exercise of these warrants will cause us to issue additional shares of our common stock and will dilute the percentage ownership of our shareholders.

Certain provisions of our certificate of incorporation which authorize the issuance of shares of preferred stock may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock. The shares of preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by the stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any newly issued preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

We have never paid dividends and have no plans to do so.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act, the Dodd-Frank Act, the JOBS Act, the FAST Act, and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations, and amendments to them, to contribute to our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of a majority of our stockholders.

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the articles require the vote of a larger percentage of shares. Our Certificate of Incorporation, as amended, does not require the vote of a larger percentage of shares. As permitted under the Delaware General Corporation Law, our Bylaws give our board of directors the power to adopt, amend, or repeal our Bylaws. Our stockholders entitled to vote have concurrent power to adopt, amend, or repeal our Bylaws.

Broker-dealers may be discouraged from effecting transactions in shares of our common stock if we are considered to be a penny stock and thus subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted, and may again in the future, if we are delisted from Nasdaq, constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 (exclusive of personal residence) or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

USE OF PROCEEDS

We intend to use the net proceeds from this offering to advance our product candidates, including research and technical development, manufacturing, clinical studies, capital expenditures, and working capital. We may also use the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On September 25, 2020, our common stock began trading on The Nasdaq Capital Market under the symbol GOVX, and on September 29, 2020, the September Warrants began trading under the symbol “GOVXW”. The closing price of our common stock and September Warrants on the Nasdaq Capital Market on March 4, 2022 was $1.47 and $0.60, respectively.

Dividend Policy

To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our Board of Directors.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our September Warrants is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone (718) 921-8200.

Holders of Common Stock and September Warrants

As of March 9, 2022, there were an estimated 12 holders of record of our common stock and one holder of record of our September Warrants. A substantial number of our shares of common stock and September Warrants are held in street name and may, therefore, be held by additional beneficial owners. This number does not include beneficial owners for whom are securities are held by nominees in street name.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021:

●	on an actual basis; and

●

on an as adjusted basis to give effect to (i) the issuance and sale by us of 707,484 shares of common stock in January 2022 at a price of $3.26 per share after deducting commissions and offering expenses payable by us, (ii) the issuance and sale by us of 2,360,000 shares of common stock upon exercise of a pre-funded warrant issued in January 2022, and (iv) the issuance and sale by us of 1,819,966 shares of common stock, assuming exercise of all currently outstanding September Warrants for cash in this offering at exercise price of $5.00 per share after deducting the estimated commissions and offering expenses payable by us.

You should read this table together with our financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2021 (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$11,423,870	$29,025,926
Total liabilities	7,435,360	7,435,360
Stockholder’s equity:
Common stock	6,382	11,269
Additional paid-in capital	68,731,220	86,328,389
Accumulated deficit	(64,375,898)	(64,375,898)
Total stockholders’ equity	$4,361,704	$21,963,760

The table and discussion above are based on 6,381,541 shares of common stock outstanding as of December 31, 2021, and 11,268,991 shares as adjusted, and do not include, as of that date:

●	2,816,631 shares of common stock issuable upon the exercise of other outstanding warrants with a weighted average exercise price of $5.35 per share; and

●

1,500,000 shares of common stock which are reserved for issuance under our 2020 Stock Incentive Plan, of which 962,300 shares of common stock are issuable upon exercise of outstanding options at an average exercise price of $3.18 per share.

DILUTION

If you invest in our common stock by exercising September Warrants, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of common stock.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock. Our net tangible book value at December 31, 2021 was $4,361,704, or $0.68 per share, based on 6,381,541 shares of our common stock outstanding at that date.

After giving effect to (i) the issuance and sale by us of 707,484 shares of common stock in January 2022 at a price of $3.26 per share after deducting commissions and offering expenses payable by us, (ii) the issuance and sale by us of 2,360,000 shares of common stock, upon exercise of a pre-funded warrant issued in January 2022, and (iv) the issuance and sale by us of 1,819,966 of shares of common stock, assuming exercise of all currently outstanding September Warrants for cash at the exercise price of $5.00 per shares, after deducting the estimated commissions due and offering expenses payable by us, our pro forma net tangible book value as of December 31, 2021 would have been approximately $21,963,760, or $1.95 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.27 per share to our existing holders of common stock and an immediate dilution of $3.05 per share to investors purchasing shares by exercise of September Warrants.

The following table illustrates this dilution on a per share basis:

Exercise price per share	$5.00
Net tangible book value per share as of December 31, 2021	$0.68
Increase in net tangible book value per share attributable to exercise of September Warrants	$1.27
Pro forma net tangible book value per share after exercise of September Warrants	$1.95
Dilution per share to new investors	$3.05

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering. We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 6,381,541 shares of common stock outstanding as of December 31, 2021, and 11,268,991 shares as adjusted, and do not include, as of that date:

●	2,816,631 shares of common stock issuable upon the exercise of other outstanding warrants with a weighted average exercise price of $5.35 per share; or

●

1,500,000 shares of common stock which are reserved for issuance under our 2020 Stock Incentive Plan, of which 962,300 shares of common stock are issuable upon exercise of outstanding options at an average exercise price of $3.18 per share.

BUSINESS

Overview

GeoVax Labs, Inc. (“GeoVax” or “the Company”) is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancer using novel proprietary platforms. GeoVax’s product pipeline includes ongoing human clinical trials for COVID-19 and head and neck cancer. Additional research and development programs include preventive vaccines against Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa) and malaria, as well as immunotherapies for multiple solid tumors. The Company’s portfolio of wholly owned, co-owned, and in-licensed intellectual property, stands at over 70 granted or pending patent applications spread over 20 patent families, which are discussed in greater detail in the “Our Intellectual Property” section.

Our Product Development Pipeline

We are currently developing a number of vaccines and immunotherapies for prevention or treatment of infectious diseases and cancers. The table below summarizes the status of our product development programs, which are discussed in greater detail in the following pages.

Indication	Product Candidate	Current Status
Coronavirus Vaccines
COVID-19 (Primary vaccine for immunocompromised patients)	GEO-CM04S1	Clinical - Phase 2
COVID-19 (Booster to mRNA)	GEO-CM04S1	Clinical - Phase 2
Pan Coronavirus	GEO-CM02	Preclinical/IND-Enabling
Cancer Immunotherapy
Solid Tumors (Advanced Head and Neck Cancer)*	Gedeptin®	Clinical - Phase 1/2
Solid Tumors (MUC1)	MVA-VLP-MUC1	Preclinical/IND-Enabling
Other Infectious Disease Vaccines
Zika**	GEO-ZM02	Preclinical/IND-Enabling
Ebola, Marburg, Sudan**	GEO-EM01	Preclinical/IND-Enabling
Lassa Fever**	GEO-LM01	Exploratory
Malaria**	GEO-MM02	Exploratory

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* Orphan Drug status granted, as described in greater detail in the “Our Intellectual Property” section.

** Indication within FDA Priority Review Voucher program

Our Coronavirus Vaccine Programs

COVID-19, caused by SARS-CoV-2, has rapidly swept throughout the world. The World Health Organization (WHO) declared COVID-19 a public health emergency of international concern and, as of early March 2022, has reported more than 425 million cases and nearly 6 million deaths worldwide.

There are currently twenty-four vaccines authorized for use in one or more countries around the world, including three in the United States. These vaccines are primarily designed to induce antibodies specific for the S protein of SARS-CoV-2 but rely on different mechanisms for presentation or expression of the S antigen, including recombinant proteins, whole inactivated virus, defective adenovirus vectors (three different types) or mRNA. Antiviral drugs and mAbs currently have limited availability and effectiveness. According to the U.S. Centers for Disease Control and Prevention (CDC), estimates of COVID-19 mRNA vaccine effectiveness have declined in recent months because of waning vaccine induced immunity over time, possible increased immune evasion by SARS-CoV-2 variants, or a combination of these and other factors.

SARS-CoV-2 is an enveloped, single-stranded, positive-sense RNA virus belonging to the family Coronavidae within the genus beta-coronavirus. The genome of SARS-CoV-2 encodes one large Spike (“S”) protein that plays a pivotal role during viral attachment to the host receptor and entry into host cells. The S protein is the major principal target for vaccines against human coronavirus, including SARS-CoV-2. Neutralizing antibodies targeting the receptor binding domain (“RBD”) subunit of the S protein block the virus from binding to host cells. Over 90% of all neutralizing antibodies produced in response to infection are directed to the RBD subunit, and mAbs that have shown therapeutic activity target epitopes on the RBD.

GEO-CM04S1 for Immunocompromised Patients – The CDC lists immunocompromised patients, including patients who have received therapeutic procedures for hematologic malignancy, as high risk for SARS-CoV-2 disease. SARS-CoV-2 infection is expected to be very serious in this vulnerable population of hematology patients, including autologous (auto) and allogeneic (allo) hematopoietic cell transplant (HCT), and recipients of chimeric antigen receptor (CAR)-T cell therapies. Given the serious impact of other respiratory viruses in this vulnerable patient population, it is anticipated that hematology recipients of cell therapy may develop severe clinical disease, profoundly impacting the therapy outcomes, such as morbidity and survival. There is very limited data and multiple critical gaps in our knowledge of the epidemiology and clinical manifestations of SARS-CoV-2in hematology patients as no clinical trial of an approved vaccine has focused on immunocompromised patients. Thus, the efficacy and safety of a SARS-CoV-2 vaccine has not been established in the different immunocompromised patient populations and it is possible that candidate SARS-CoV-2 vaccines may differ in their efficacy and safety for these patients.

Our vaccine candidate, GEO-CM04S1 (formerly referred to as COH04S1), is based on a synthetic, attenuated Modified Vaccinia Ankara (sMVA) vector expressing both spike (S) and nucleocapsid (N) antigens of the SARS-CoV-2 virus and was initially developed at City of Hope (COH) for immunocompromised patients. In a placebo-controlled Phase 1 clinical trial of healthy adults conducted by COH, GEO-CM04S1 was shown to be safe and immunogenic. In November 2021, GeoVax entered into a license agreement with COH, granting GeoVax exclusive worldwide rights to further develop and commercialize the vaccine.

GEO-CM04S1 is being studied in an ongoing Phase 2 clinical trial (NCT04977024) to evaluate its safety and immunogenicity, compared to the Pfizer/BioNTech mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant or chimeric antigen receptor (CAR) T cell therapy. GEO-CM04S1 is the only SARS-CoV-2vaccine that includes both S and Nproteins to advance to a Phase 2 trial in cancer patients. MVA-vector based vaccines tend to produce an immune response quickly – in less than 14 days – with only mild side effects. The trial is also the first to compare an investigational multi-antigenic SARS-CoV-2vaccine to the current Food and Drug Administration (FDA)-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines.

GEO-CM04S1 as a Booster Vaccine – In December 2021, patient enrollment began for the Phase 2 portion of a Phase 1/2 trial (NCT04639466) of GEO-CM0461, evaluating its use as a universal booster vaccine to current FDA-approved two-shot mRNA vaccines from Pfizer/BioNTech and Moderna. The clinical trial, titled “Phase 1/2 Dose Escalation Study to Evaluate the Safety and Biologically Effective Dose of COH04S1, a Synthetic MVA-based SARS-CoV-2 Vaccine, Administered as One or Two Injections or as a Booster to Healthy Adult Volunteers” is being conducted at COH.

Because GEO-CM04S1 is designed to stimulate potent humoral and cellular immune responses against both the S and N proteins of SARS-CoV-2, GeoVax believes its administration as a booster will provide additional antigenic targets to the immune system resulting in a broader immune response. The GEO-CM0461 vaccine’s MVA backbone may also be more effective at inducing immunity since MVA is known to strongly induce T cell responses even in a background of immunosuppression. In addition, GEO-CM04S1 may offer greater protection against the significant sequence variation observed with the S antigen and durability of immunity, which is well established for MVA.

The Phase 1 portion of the trial was designed as a dose-escalation safety study in healthy individuals between the ages of 18 to 55, who had not been previously infected with SARS-CoV-2. The primary objectives were to evaluate the safety, tolerability and immunogenicity of the GEO-CM04S1 in healthy volunteers who were administered the vaccine at three different dose levels by intramuscular (IM) injection. Follow-up studies of the volunteers are continuing in order to better assess duration of immune responses. Scientific presentations and publications of the Phase 1 trial results are planned for early 2022.

The Phase 2 booster study, for which vaccination is ongoing, will include 60 healthy individuals, 18 years of age and older, who were previously vaccinated with the two-dose regimen of one of the FDA-approved SARS-CoV-2 mRNA vaccines, manufactured by either Pfizer/BioNtech or Moderna. The study is designed as a dose-escalation trial to specifically evaluate the safety profile and immunogenicity of COH04S1 as a booster. The immunological responses measured throughout the study will include the level of SARS-CoV-2 neutralizing antibodies against SARS-CoV-2 variants of concern (VOC), including the Omicron VOC, as well as specific T-cell responses.

GEO-CM02 as a Pan-Coronavirus Vaccine – First-generation SARS-CoV-2 vaccines were rapidly developed and have proven highly efficacious in the human population. Most of these first-generation vaccines were designed to encode the S protein of the SARS-CoV-2 virus with the goal of inducing high levels of neutralizing antibodies. However, potential limitations of narrowly focusing on the S protein are becoming apparent with emerging variants capable of partially escaping neutralization by vaccine induced antibodies, as has been seen with the Omicron variant. Thus, the effectiveness of these vaccines against new SARS-CoV-2 variants and future coronavirus spillover events remains of immense concern.

Using its novel Modified Virus Ankara - Virus Like Particle (GV-MVA-VLPTM) platform, GeoVax has developed a design strategy for vaccines expected to induce broader immunity through inclusion of multiple, genetically conserved structural and nonstructural proteins from the target pathogen. The GV-MVA-VLPTM platform is known to induce a balanced antibody and cellular (T-cells) response against the multiple encoded immunogens, potentially limiting immune escape by emerging variants. Expression of the SARS-CoV-2 spike (S), membrane (M) and envelope (E) proteins by MVA supports the in vivo formation of virus like particles (VLPs), which induce both antibody and T-cell responses. Incorporation of other sequence-conserved structural and nonstructural proteins will provide targets for T-cell responses to increase the breadth and function of vaccine-induced immune responses. This strategy provides the basis for generating a universal vaccine with augmented potential to alleviate the burden of disease caused by circulating coronaviruses. Unique compared to other vaccines approved or under development, the GeoVax vaccine candidates are therefore specifically designed to provide a broader and more long-lived level of protective immunity against SARS-CoV-2 which should protect against emerging variants while avoiding the potential side effects that can limit vaccine utility and acceptance.

GeoVax’s lead vaccine candidate (GEO-CM02) encodes the S protein as the antibody target and the M and E proteins as T-cell targets. The combination of S, M and E protein expression supports in vivo VLP formation and optimal immunogenicity. In small animal studies, the Company measured functional immune responses after a single dose that mediated protection from infection and pathogenesis, including protection against the more virulent Beta variant

In January 2021, the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), awarded the GeoVax a Small Business Innovative Research (SBIR) grant in support of the Company’s vaccine development efforts. The Phase 1 grant, titled, “Preclinical Development of GV-MVA-VLP Vaccines Against COVID-19,” is supporting the ongoing design, construction and preclinical testing of our vaccine candidate’s evaluation, in preparation for human clinical trials. Scientific presentations and publications of the experimental results were delivered at multiple international vaccine conferences during 2021 and publication is planned for 2022.

Our Cancer Immunotherapy Programs

Gedeptin® – Gedeptin is a novel patented product/technology for the treatment of solid tumors through a gene therapy strategy known as Gene-Directed Enzyme Prodrug Therapy (GDEPT). In September 2021, GeoVax entered into an assignment and license agreement with PNP Therapeutics, Inc. (“PNP”), granting GeoVax exclusive rights to develop and commercialize Gedeptin. The Gedeptin technology was developed with funding support from the National Cancer Institute (NCI), part of the NIH. GeoVax’s license to Gedeptin includes the rights to expand the use of Gedeptin to all human diseases and/or conditions including, but not limited to, other cancers.

In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a very toxic antitumor compound, in situ. A cycle of Gedeptin therapy consists of three intra-tumoral injections of Gedeptin over a two-day period followed by infusion of a prodrug, fludarabine phosphate, once a day for three days. A Phase 1 dose ranging study, evaluating the safety of a single cycle of Gedeptin therapy, found the therapy to be well tolerated, with evidence of a reduction in tumor size in patients with solid tumors.

A Phase 1/2 trial (NCT03754933), evaluating the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumor(s) accessible for injection and no curable treatment options, is currently enrolling at Stanford University in collaboration with Emory University. The trial design involves repeat administration using Gedeptin followed by systemic fludarabine, as a way to gain additional information prior to expansion towards a larger patient trial. The initial stage of the study is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. The FDA has also granted Gedeptin orphan drug status for the intra-tumoral treatment of anatomically accessible oral and pharyngeal cancers, including cancers of the lip, tongue, gum, floor of mouth, salivary gland and other oral cavities. In January 2022, we engaged CATO SMS, a global provider of clinical research solutions, to manage the ongoing Phase 1/2 trial, and to assist with the expansion of clinical sites and acceleration of patient enrollment and evaluation.

MUC1-based Immunotherapy – Tumors are often able to inhibit the body’s natural immune system by producing inhibitory factors as a mechanism of immune resistance, especially against the T cells that are specific for tumor antigens and can kill cancer cells. The field of immuno-oncology has received new momentum with the discovery and commercial launch of immune checkpoint inhibitors (ICIs), a type of monoclonal antibodies (Mabs). ICIs block the naturally occurring and tumor-induced immune checkpoints, thus allowing functional T cells to more fully restore cellular proliferation, cytokine production and killing of tumor cells.

Unlike conventional therapies (e.g. radiation, chemotherapy, antibody, etc.), therapeutic cancer vaccines have the potential to induce responses that not only result in the control and even clearance of tumors but also establish immunological memory that can suppress and prevent tumor recurrence. Convenience, safety, and low toxicity of cancer vaccines could make them invaluable tools to be included in future immunotherapy approaches in combination with ICIs for treating tumors. Currently, there are only a few vectored cancer vaccines being tested in combination with ICIs, all of which are in early clinical stages.

We are developing our GV-MVA-VLP™ vaccine platform that is based on the aberrantly glycosylated forms of the cell surface-associated MUC1 protein that is expressed on a wide range of cancers, including breast, colon, ovarian, prostate, pancreatic, and lung, with the goal of raising therapeutic anti-tumor antibodies and T cell responses in cancer patients.

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We have produced a MVA-VLP-MUC1 vaccine candidate, demonstrated VLP production by electron microscopy using MUC1 immunogold staining, and showed that the VLPs express a hypo-glycosylated form of MUC1 in human cell lines.

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We collaborated with Dr. Olivera Finn, a leading expert in cancer immunotherapy at the University of Pittsburgh, who was one of the first to show that many tumors express an abnormal form of MUC1 that is recognized by the immune system as foreign. Our collaboration with Dr. Finn has shown that a combination of our MVA-VLP-MUC1 vaccine candidate with a MUC1 synthetic peptide was capable of breaking tolerance to human MUC1 in transgenic mice and inducing immune responses with efficacy against challenge in a lymphoma tumor model.

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In 2022, we initiated an IND enabling animal study with Dr. Pinku Mukherjee at the University of North Carolina at Charlotte n to define the optimal course and schedule of vaccination to define a protocol that can be evaluated in a Phase 1 clinical trial.

We previously collaborated with ViaMune, Inc., which has developed a fully synthetic MUC1 vaccine candidate (MTI), with the goal of developing a MUC1-based vaccine that can produce a broad spectrum of anti-tumor antibody and T cell responses. The resulting MUC1 vaccine could be combined with ICIs as a novel vaccination strategy for cancer patients with advanced MUC1+ tumors. Preclinical studies of the combined MTI and MVA-VLP-MUC1 vaccines conducted by Dr. Pinku Mukherjee have shown the combination of our vaccine with MTI and ICI have significantly reduced the tumor burden in a mouse model for colorectal cancer.

MUC1-based cancer immunotherapy is a multi-pronged effort comprised of combinations of novel technologies and products. GeoVax believes our approach holds significant promise to be part of the continually expanding cancer treatment options in the future.

Our Hemorrhagic Fever Virus Vaccines (Ebola, Sudan, Marburg and Lassa)

Ebola (EBOV, formerly designated as Zaire ebolavirus), Sudan (SUDV), and Marburg viruses (MARV) are the most virulent species of the Filoviridae family, causing hemorrhagic fever illnesses with up to a 90% fatality rate in humans. Lassa fever virus (LASV), a member of the Arenaviridae family, also causes severe and often fatal hemorrhagic illnesses in an overlapping region with Ebola. In December 2019, FDA approved the first live recombinant Ebola vaccine for prevention of Ebola disease by Zaire virus. This rVSV-ZEBOV showed safety concerns in Phase 1 trials and by virtue of being replication competent could pose threats to immunocompromised individuals, such as those infected with HIV living in West Africa where recent Ebola epidemics started.

To address the unmet need for a product that can respond to future hemorrhagic fever outbreaks, we are developing vaccines utilizing our GV-MVA-VLP™ platform. The MVA vector itself is considered safe, having originally been developed for use in immunocompromised individuals as a smallpox vaccine. We expect our vaccines may not only protect at-risk individuals against EBOV, SUDV, MARV and LASV, but also potentially reduce or modify the severity of other re-emerging pathogens such as Bundibugyo, Ivory Coast, and Reston viruses, based on antigenic cross reactivity and the elicitation of T cells to the more conserved matrix proteins (e.g. VP40 or Z) in addition to standard GP proteins used by us and other manufacturers. Thus, the GeoVax GV-MVA-VLP™ approach could offer a unique combination of advantages to achieve breadth and safety of a pan-filo vaccine. In addition to protecting people in Africa, it is intended to prevent the spread of disease to the US, and for preparedness against terrorist release of any of bio-threat pathogens.

Our initial preclinical studies in rodents and nonhuman primates for our MVA-VLP-EBOV vaccine candidate have shown 100% protection against a lethal dose of EBOV upon a single immunization. Recent studies in lethal challenge guinea pig models demonstrated that GeoVax vaccines MVA-VLP-SUDV and MVA-VLP-MARV conferred 100% protection from death. These vaccines were subsequently evaluated in a rigorous cynomolgus macaque infectious challenge model. Vaccination protected nonhuman primates from viremia, weight loss and death following challenge with a dose of Sudan or Marburg virus that is lethal in nonvaccinated animals. Evaluation of immune responses following vaccination demonstrated presence of both neutralizing antibodies and functional T cells, indicating a breadth of responses that combine for optimal protection. Likewise, our initial preclinical studies in rodents for our LASV vaccine candidate have shown 100% single-dose protection against a lethal dose of LASV challenge composed of multiple strains delivered directly into the brain. The nonhuman primate studies are ongoing in collaboration with NIAID and DoD and clinical development programs will be defined based on efficacy data and global priorities as potentially dangerous outbreaks occur.

Other Infectious Disease Programs

GEO-ZM02 for Zika – Zika disease is an emerging infectious disease caused by the Zika virus (ZIKV) and has been linked to an increase in microcephaly in infants and Guillain-Barre syndrome (a neurodegenerative disease) in adults. ZIKV is a member of the Flaviviridae family, which includes medically important pathogens such as dengue fever, yellow fever, Japanese encephalitis, tick-borne encephalitis, and West Nile viruses. Public health officials recommend avoiding exposure to ZIKV, delaying pregnancy, and following basic supportive care (fluids, rest, and acetaminophen) after infection.

To address the unmet need for a ZIKV vaccine, we are developing novel vaccine candidates constructed using our GV-MVA-VLP platform. MVA has an outstanding safety record, which is particularly important given the need to include women of child-bearing age and newborns among those being vaccinated. Our Zika vaccine is designed based on the NS1 gene product to eliminate the risk of Antibody Dependent Enhancement (ADE), which is a serious side effect observed when a vaccinated individual doesn’t have a fully protective immune response which actually causes a more virulent reaction if infected.

Our initial preclinical studies in rodents using our GEO-ZM02 vaccine candidate demonstrated 100% single-dose protection against a lethal dose of ZIKV delivered directly into the brain. In rhesus macaques, vaccination with GEO-ZM02 induced immune responses that effectively controlled the virus replication despite the fact the vaccine is not designed to induce ZIKV neutralizing antibodies. Further development of GEO-ZM02 will be dependent upon partnering support.

GEO-MM02 for Malaria – Globally, malaria causes 228 million infections and 405,000 deaths annually. Despite decades of vaccine research, vaccine candidates have failed to induce substantial protection (e.g. >50%). Most of these vaccines are based on individual proteins that induce immune responses targeting only one stage of the malaria parasite’s life cycle. GeoVax’s MVA-VLP malaria vaccine candidates incorporate antigens derived from multiple stages of the parasite’s life cycle and are designed to induce an immune response with durable functional antibodies and CD4+ and CD8+ T cell responses, all hallmarks of an ideal vaccine-induced immune response.

We have collaborated with the Burnet Institute, a leading infectious diseases research institute in Australia, for the development of a vaccine to prevent malaria infection. The project included the design, construction, and characterization of multiple malaria vaccine candidates using GeoVax’s GV-MVA-VLP™ vaccine platform combined with malaria Plasmodium falciparum and Plasmodium vivax sequences identified by the Burnet Institute. The vaccine design, construction, and characterization were performed at GeoVax with immunogenicity and challenge studies in animal models conducted at Burnet Institute using their unique functional assays. Further development of GEO-MM02 will be dependent upon additional funding support via federal grants or other sources.

HIV – Due to our corporate refocusing of development efforts prioritizing our SARS-CoV-2 and cancer immunotherapy programs, and to a lack of continuing government support for our HIV vaccine development efforts, we recently decided to discontinue active development of these programs. Our technology and intellectual property in this will remain available for out-license or partnering, but we will no longer devote any corporate resources to the programs.

Our GV-MVA-VLP™ Platform

GeoVax’s GV-MVA-VLP™ vaccine platform utilizes Modified Vaccinia Ankara (MVA), a large virus capable of carrying several vaccine antigens, that expresses proteins that assemble into virus-like particles (VLP) immunogens in the person receiving the vaccine. The production of VLPs in the person being vaccinated can mimic the virus production that occurs in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines can elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

Vaccines typically contain agents (antigens) that resemble disease-causing microorganisms. Traditional vaccines are often made from weakened or killed forms of the virus or from its surface proteins. Some newer vaccines use recombinant DNA (deoxyribonucleic acid) technology to generate vaccine antigens in bacteria or cultured cells from specific portions of the DNA sequence of the target pathogen. The generated antigens are then purified and formulated for use in a vaccine. We believe the most successful of these purified antigens have been non-infectious virus-like particles (VLPs) as exemplified by vaccines for hepatitis B (Merck’s Recombivax® and GSK’s Engerix®) and Papilloma viruses (GSK’s Cervarix®, and Merck’s Gardasil®). Our approach uses recombinant DNA and/or recombinant MVA to produce VLPs in the person being vaccinated (in vivo) reducing complexity and costs of manufacturing. In human clinical trials of our HIV vaccines, we believe we have demonstrated that our VLPs, expressed from within the cells of the person being vaccinated, can be safe, yet elicit both strong and durable humoral and cellular immune response.

VLPs mimic authentic viruses in form but are not infectious or capable of replicating and can cause the body’s immune system to recognize and kill targeted viruses to prevent an infection. VLPs can also train the immune system to recognize and kill virus-infected cells to control infection and reduce the length and severity of disease. One of the biggest challenges with VLP-based vaccines is to design the vaccines in such a way that the VLPs will be recognized by the immune system in the same way as the authentic virus would be. We design our vaccines such that, when VLPs for enveloped viruses like HIV, Ebola, Marburg or Lassa fever are produced in vivo (in the cells of the recipient), they include not only the protein antigens, but also an envelope consisting of membranes from the vaccinated individual’s cells. In this way, they are highly similar to the virus generated in a person’s body during a natural infection. VLPs produced in vitro (in a pharmaceutical plant), by contrast, have no envelope; or, envelopes from the cultured cells (typically hamster or insect cells) used to produce them. We believe our technology therefore provides distinct advantages by producing VLPs that more closely resemble the authentic viruses. We believe this feature of our immunogens allows the body’s immune system to more readily recognize the virus. By producing VLPs in vivo, we believe we also avoid potential purification issues associated with in vitro production of VLPs.

Figure 1 below shows examples of thin section electron micrographs of actual viruses and VLPs for these viruses expressed by GeoVax MVA-VLP vaccines.

Figure 1. Comparison of MVA-VLPs and native virus structures

In the MVA-VLP platform, we take advantage of MVA’s large “coding capacity” to insert genes that encode multiple proteins, the combination of which is adequate to support the generation of VLPs by the MVA infected cells. Utility has been demonstrated for multiple vaccine candidates wherein the MVA-encoded viral matrix proteins and glycoproteins assemble into VLPs. MVA was originally developed as a safer smallpox vaccine for use in immune-compromised individuals. It was developed by attenuating the standard smallpox vaccine by passaging it (over 500 passages) in chicken embryos or chicken embryo fibroblasts, resulting in a virus with limited ability to replicate in human cells (thus safe) but with high replication capability in avian cells (thus cost effective for manufacturing). The deletions also resulted in the loss of immune evasion genes which assist the spread of wild type smallpox infections, even in the presence of human immune responses.

We collaborated with the laboratory of Dr. Bernard Moss at NIH/NIAID on four different generations of MVA vectors, spanning over 15 years of collaboration, to effectively express vaccine proteins that assemble into VLPs. These efforts led to the development of different shuttle vectors and the identification of multiple insertion sites for introducing foreign genes encoding the vaccine target proteins into MVA in a manner that optimizes each product for manufacturing stability. Each MVA-VLP vaccine has up to two expression cassettes, each encoding one or more antigens selected from pathogens of interest. At a minimum, each vaccine expresses two antigens required for VLP formation; in the case of HIV and hemorrhagic fever vaccines for example, a viral matrix protein and an envelope glycoprotein. We use a synthetic early late promoter that provides high, yet not lethal, levels of insert expression, which is initiated immediately after infection in cells of the vaccinated individual.

Our GV-MVA-VLP™ vaccine platform affords other advantages:

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Safety: Safety for MVA, generally, has been shown in more than 120,000 subjects in Europe, including immunocompromised individuals during the initial development of MVA and more recently with the development of MVA as a safer vaccine against smallpox. Our HIV vaccines demonstrated outstanding safety in multiple human clinical trials.

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Durability: Our technology raises highly durable (long-lasting) vaccine responses. We hypothesize that elicitation of durable vaccine responses is conferred on responding B cells by the vaccinia parent of MVA, which raises highly durable responses for smallpox.

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Limited pre-existing immunity to vector: Following the eradication of smallpox in 1980, smallpox vaccinations subsequently ended, leaving all but those born before 1980 and selected populations (such as vaccinated laboratory workers and first responders) unvaccinated and without pre-existing immunity to MVA-derived vaccines. A potential interference of pre-existing immunity to a vector may be more problematic with those vectors related to parent viruses used in routine vaccinations (e.g. measles) or constitute common viruses that infect people of all ages (e.g. cytomegalovirus).

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Repeated use of the platform for different vaccines used in sequence. In mouse experiments, we have shown that two of our vaccines (e.g. GV-MVA-VLP-Zika followed by GV-MVA-VLP-Ebola) can be given at <4 week intervals without any negative impact on their immunogenicity (lack of vector immunity).

●	No need for adjuvants: MVA generally stimulates strong innate immune responses and does not require the use of adjuvants.
●	Thermal stability: MVA is stable in both liquid and lyophilized formats (> 6 years of storage).
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Genetic stability and manufacturability: If appropriately engineered, MVA is genetically stable and can reliably be manufactured in either the established Chick Embryo Fibroblast cell substrate, or novel continuous cell lines that support scalability as well as greater process consistency and efficiency.

Support from the United States Government

Grants and Contracts

We have been the recipient of multiple federal grants and contracts in support of our vaccine development programs. Our most recent awards are as follows:

Lassa DoD Grant. In September 2018, the U.S. Department of Defense (DoD) awarded us a $2,442,307 cooperative agreement in support of our LASV vaccine development program. The grant was awarded by the U.S. Army Medical Research Acquisition Activity pursuant to the Peer Reviewed Medical Research Program (PRMRP), part of the Congressionally Directed Medical Research Programs (CDMRP). In addition to the grant funds provided directly to GeoVax, DoD also funded testing of our vaccine by U.S. Army scientists under a separate subaward. The award, entitled “Advanced Preclinical Development and Production of Master Seed Virus of GEO-LM01, a Novel MVA-VLP Vaccine Against Lassa Fever”, supports generation of immunogenicity and efficacy data for our vaccine candidate in both rodent and nonhuman primate models, as well as manufacturing process development and cGMP production of vaccine seed stock.

COVID-19 SBIR Grant. In January 2021, NIAID awarded us a $299,927 Phase I SBIR grant in support of our development of a vaccine against SARS-CoV-2, the virus that causes COVID-19. The grant, titled, “Preclinical Development of GV-MVA-VLP Vaccines Against COVID-19,” has supported the ongoing design, construction and preclinical testing of our vaccine candidates.

Other Federal Support

We have been the recipient of additional in-kind federal support through collaborative and intramural arrangements with CDC for our Zika vaccine program, the Rocky Mountain Laboratory facility of NIAID for our hemorrhagic fever virus vaccine program, and the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) for our hemorrhagic fever virus vaccine program. This support generally has been for the conduct or support of preclinical animal studies on our behalf.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in our ongoing research and development activities and in the manufacture of our products. Complying with these regulations involves considerable expertise, time and expense.

In the United States, drugs and biologics are subject to rigorous federal and state regulation. Our products are regulated under the Federal Food, Drug and Cosmetic Act (FD&C Act), the Public Health Service Act, and the regulations promulgated under these statutes, and other federal and state statutes and regulations. These laws govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of medications and medical devices. Product development and approval within this regulatory framework is difficult to predict, takes several years and involves great expense. The steps required before a human vaccine may be marketed in the United States include:

●	Preclinical laboratory tests, in vivo preclinical studies and formulation studies;
●	Manufacturing and testing of the product under strict compliance with current Good Manufacturing Practice (cGMP) regulations;
●	Submission to the FDA of an Investigational New Drug application for human clinical testing which must become effective before human clinical trials can commence;
●	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;
●	The submission of a Biologics License Application to the FDA, along with the required user fees; and
●	FDA approval of the BLA prior to any commercial sale or shipment of the product

Before marketing any drug or biologic for human use in the United States, the product sponsor must obtain FDA approval. In addition, each manufacturing establishment must be registered with the FDA and must pass a pre-approval inspection before introducing any new drug or biologic into commercial distribution.

The Emergency Use Authorization (EUA) authority granted to the FDA allows the FDA to help strengthen the nation’s public health protections against certain threats by facilitating the availability and use of medical countermeasures needed during public health emergencies. Under section 564 of the FD&C Act, the FDA Commissioner may allow unapproved medical products or unapproved uses of approved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions caused by threat agents when there are no adequate, approved, and available alternatives. This potentially may provide a faster pathway to market for our COVID-19 or other infectious disease vaccine candidates. This was the approval pathway followed by Pfizer-BioNTech and Moderna for their respective COVID-19 vaccines.

Because GeoVax does not manufacture vaccines for human use within our own facilities, we must ensure compliance both in our own operations and in the outsourced manufacturing operations. All FDA-regulated manufacturing establishments (both domestic establishments and foreign establishments that export products to the United States) are subject to inspections by the FDA and must comply with the FDA’s cGMP regulations for products, drugs and devices.

The FDA determines compliance with applicable statutes and regulations through documentation review, investigations, and inspections. Several enforcement mechanisms are available to the FDA, ranging from a simple demand to correct a minor deficiency to mandatory recalls, closure of facilities, and even criminal charges for the most serious violations.

Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Whether or not the FDA has approved the drug, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the drug in such countries. The requirements governing the conduct of clinical trials and drug approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval.

We also are subject to various federal, state and local laws, regulations, and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted.

FDA Tropical Disease Priority Review Voucher Program

Section 524 of the FD&C Act authorizes the FDA to award priority review vouchers (PRVs) to sponsors of approved tropical disease product applications that meet certain criteria. To qualify for a PRV, a sponsor’s application must be for a drug or biological product for the prevention or treatment of a “tropical disease,” must otherwise qualify for priority review, and must contain no active ingredient (including any salt or ester of an active ingredient) that has been approved in any other application under Section 505(b)(1) of the FD&C Act or section 351 of the Public Health Services Act. Priority review means that the FDA aims to render a decision in 6 months.

The PRV may be sold. For example, a small company might win a voucher for developing a drug for a neglected disease and sell the voucher to a large company for use on a commercial disease. The price of the voucher depends on supply and demand. The voucher’s value derives from three factors: shifting sales earlier, longer effective patent life due to earlier entry, and competitive benefits from earlier entry relative to competitors. Top-selling treatments can yield billions in sales each year, so being approved months earlier can be worth hundreds of millions of dollars to the voucher. Since the first voucher sale in 2014, the price of the vouchers has ranged from $68 million to $350 million.

GeoVax believes that its vaccine programs in Ebola, Sudan, Marburg, Lassa Fever, Malaria and Zika may each be eligible for a PRV and we intend to apply for a PRV at the appropriate time. There can be no assurance, however, that we will qualify or be approved for a PRV.

Manufacturing

To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities and in accordance with regulatory standards, either on our own or through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own or through contracts with third parties, such products at a cost or in quantities that are commercially viable.

We do not currently have the facilities or internal expertise to manufacture any of the clinical or commercial supplies of any of our product. Rather, our strategy is to rely on third-party contract manufacturers to produce vaccines needed for research and clinical trials. We have arrangements with third party manufacturers for the supply of our DNA and MVA vaccines for use in our planned clinical trials. These suppliers operate under the FDA’s Good Manufacturing Practices and (in the case of European manufacturers) similar regulations of the European Medicines Agency. We anticipate that these suppliers will be able to provide sufficient vaccine supplies to complete our currently planned clinical trials. Various contractors are generally available in the United States and Europe for manufacture of vaccines for clinical trial evaluation, however, it may be difficult to replace existing contractors for certain manufacturing and testing activities and costs for contracted services may increase substantially if we switch to other contractors. Furthermore, there is currently a shortage of vaccine manufacturing capability due to demand for potential COVID-19 vaccines, which could affect our ability to have our vaccine candidates manufactured.

The MVA component of our vaccine is currently manufactured in cells that are cultured from embryonated eggs. We are exploring a number of approaches to growing MVA in continuous cell lines that can be grown in bioreactors more suitable for commercial-scale manufacturing.

The raw materials and other supplies that are used in the production process for our vaccines and that we use in our research activities are generally available from a number of commercial suppliers and we believe we will be able to obtain sufficient quantities of such materials and supplies for all foreseeable clinical investigations.

Competition

Our product candidates face, and will continue to face, intense competition from large pharmaceutical companies, specialty pharmaceutical and biotechnology companies as well as academic and research institutions. We compete in an industry that is characterized by rapid technological change; evolving industry standards; emerging competition; and new product introductions. Competitors have existing products and technologies that will compete with our pipeline candidates and technologies and may develop and commercialize additional products and technologies that will compete with our pipeline candidates and technologies. Because competing companies and institutions may have greater financial resources than us, they may be able to provide broader services and product lines; and make greater investments in research and development. Competitors may also have greater development capabilities than we do and have substantially greater experience in undertaking nonclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. They may also have greater name recognition and better access to customers.

We face general market competition from several subsectors of the vaccine development field, including large, multinational pharmaceutical companies including Sanofi, GSK, Merck, Janssen, Mitsubishi Tanabe, Takeda, and Pfizer, Inc.; mid-size pharmaceutical companies and emerging biotechnology companies including Dynavax, Novavax Inc., Moderna, BioNTech, and Hookipa; and academic and not-for-profit vaccine researchers and developers including the NIH. The industry is typified by extensive collaboration, licensing, and merger and acquisition activity despite the intense competition.

More than twenty COVID-19 vaccines are currently authorized for use in one or more countries around the world, including three in the United States (from Pfizer/BioNTech, Moderna, and Janssen). All these vaccines are based on the S protein of the SARS-CoV-2 virus, but rely on different mechanisms for presentation or expression of the S antigen, including whole, inactivated virus, defective adenovirus vectors (three different types) or mRNA. Key companies in the space with late-stage clinical or pre-approval vaccine candidates include, Novavax, Inc., AstraZeneca PLC, CureVac N.V., Medicago Inc., GSK, Sanofi S.A., Dynavax, and Valneva SE.

A number of companies are developing various types of therapeutic vaccines or other immunotherapy approaches to treat cancer including Advaxis, Immune Design, Oncothyreon, Bavarian Nordic, Roche Pharmaceuticals, Merck & Co, Bristol Myers Squibb, and AstraZeneca plc.

There are currently no FDA licensed and commercialized Zika vaccines, or hemorrhagic fever virus vaccines (other than for Ebola) available in the world market. We are aware of several development-stage and established enterprises, including major pharmaceutical and biotechnology firms, which are actively engaged in vaccine research and development in these areas. For hemorrhagic fever viruses, these include NewLink Genetics and Merck, Johnson & Johnson, Novavax, Inovio and GlaxoSmithKline. For Zika, these include NewLink Genetics, Inovio, Merck, Butantan Institute and NIH (NIAID). In December 2019, the FDA approved the first vaccine (ERVEBO®) for prevention of Ebola, developed by Merck.

There are currently no commercialized vaccines to prevent malaria infection. A first-generation infection-blocking malaria vaccine, RTS, S, is under regulatory review. It requires 4 doses and has been recommended by the WHO for pilot implementation studies. Since this vaccine is based on a single antigen and has modest efficacy (30-40%, depending on the age of subjects), the WHO has defined a Road Map for developing and licensing of next generation malaria vaccines. These vaccines are expected to contain multiple antigens designed to block both infection and transmission of malaria with at least a 75% efficacy rate.

Our Intellectual Property

Our commercial success depends in part on our ability, and our licensors’ ability, to obtain and maintain proprietary protection for our clinical product candidates, including our Modified Vaccinia Ankara-Virus-Like Particle (MVA-VLP) based vaccines, our in-licensed synthetic MVA Covid-19 vaccine candidate, and our in-licensed Gedeptin gene-directed enzyme prodrug therapy, and methods of treatment using the same.

We, and in collaboration with our licensors for our in-licensed assets, seek patent protection on each of our product and developmental candidates and, where applicable, on combinations with other therapeutic and/or antigenic agents and dosing schedules. Our success also depends on our ability to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. patent applications and, where appropriate, foreign patent applications covering our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. We collaborate with our licensors to ensure the filing of U.S. patent applications and, where appropriate, foreign patent applications covering our in-licensed technology, inventions, and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. Additionally, we expect to benefit, where appropriate, from statutory frameworks in the United States, Europe, and other countries that provide a period of clinical data exclusivity to compensate for the time required for regulatory approval of our clinical product candidates.

We continually assess and refine our intellectual property strategies as we develop new technologies and product candidates. We plan to file additional patent applications based on our intellectual property strategies where appropriate, including where we seek to improve our basic technology, adapt to competition, or to improve business opportunities. Further, we plan to file patent applications, as we consider appropriate under the circumstances, to protect new technologies that we develop. Our patent filing strategy typically includes seeking patent protection in the United States and, wherein appropriate, in additional countries where we believe such protection is likely to be useful.

As of December 31, 2021, our owned, co-owned, and in-licensed patent estate, on a worldwide basis, includes 19 granted U.S. patents, 3 allowed U.S. patent applications, 10 pending U.S. patent applications; 56 granted foreign patents, 20 pending foreign patent applications, 4 Patent Cooperation Treaty (PCT) applications, and 4 U.S. provisional applications spread over 25 patent families. The term of individual patents depends upon the laws of the countries in which they are obtained. In the countries in which we currently file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application which serves as a priority application. In addition, we plan to seek patent term adjustments, restorations, and/or patent term extensions where applicable in the United States and other jurisdictions. For example, depending upon the timing, duration, and specifics of FDA approval of our vaccine products, some of our U.S. patents may be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the “Hatch-Waxman Amendments,” and codified as 35 U.S.C. § 156. 35 U.S.C. § 156 permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one half the time between the effective date of an IND and the submission date of a Biologics License Application (BLA), plus the time between the submission date of a BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved vaccine product is eligible for such an extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. A similar kind of patent extension, referred to as a Supplementary Protection Certificate, is available in Europe. Legal frameworks are also available in certain other jurisdictions to extend the term of a patent. We currently intend to seek patent term extensions on any of our, or our exclusively licensed, issued patents in any jurisdiction where we have a qualifying patent and the extension is available; however, there is no guarantee that the applicable regulatory authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Further, even if our patent is extended, the patent, including the extended portion of the patent, may be held invalid or unenforceable by a court of final jurisdiction in the United States or a foreign country.

Our current patent portfolio includes 5 patent families directed to various aspects of our DNA and MVA-based HIV vaccines, their genetic inserts expressing multiple HIV protein components, composition, structure, claim of immunization against multiple subtypes of HIV, routes of administration, safety and other related factors and methods of therapeutic and prophylactic use thereof including administration regimes. We have in-licensed patents from Emory University and the U.S. National Institutes of Health (NIH) relevant to our HIV-vaccine program. These patents will expire between 2022 and 2028, exclusive of any patent term adjustments or extensions. We wholly own one patent family, including one granted U.S. patent (US 11,098,086), directed to specific vaccine administration methods which, where issued, valid, and enforceable, will expire in 2037, exclusive of any patent term adjustments or extensions.

We wholly own one allowed U.S. patent application directed to preventive vaccines against Ebola virus, and one pending U.S. patent application directed to Marburg virus and uses thereof. These applications, where issued, valid, and enforceable, will expire in 2036, exclusive of any patent term adjustments or extensions.

We wholly own one U.S. patent application directed to preventive vaccines against Zika virus and uses thereof. This application, if issued, valid, and enforceable, will expire in 2037, exclusive of any patent term adjustments or extensions.

We co-own one patent family with Georgia State University directed to preventive vaccines against hepatitis B virus (HBV), and uses thereof, including one granted U.S. patent (US 11,052,148). These applications, where issued, valid, and enforceable, will expire in 2037, exclusive of any patent term adjustments or extensions.

We wholly own one allowed U.S. patent application directed to preventive vaccines against malaria and use thereof. This application, where issued, valid, and enforceable, will expire in 2038, exclusive of any patent term adjustments or extensions.

We wholly own 3 patent families, which includes one allowed U.S. patent application and one granted foreign application (AU 2017206102), directed to our immuno-oncology vaccine compositions and methods of use thereof. The patent applications of these families, where issued, valid, and enforceable, will expire between 2037-2040, exclusive of any patent term adjustments or extensions.

We wholly own two pending patent families directed to various MVA-based vaccines for the treatment of SARS CoV-2. The patent applications in these families, if issued, valid, and enforceable, will expire between 2041-2042, exclusive of any patent term adjustments or extensions. We have non-exclusively in-licensed from the U.S. National Institutes of Health (NIH) 3 patent families directed to certain aspects of our MVA-viral backbone used in our SARS-CoV2 vaccine, which will expire between 2023 and 2032, exclusive of any patent term adjustments or extensions. We have non-exclusively in-licensed from the NIH 2 patent families relating to coronavirus spike protein compositions relevant to our MVA SARS-CoV2 vaccine candidates. The patent applications for these families, if issued, valid, and enforceable, will expire between 2037 and 2041, exclusive of any patent term adjustments or extensions.

We wholly one pending U.S. application directed to MVA-based vaccines for the treatment of Zika virus. The patent application, if issued, valid, and enforceable, will expire in 2037, exclusive of any patent term adjustments or extensions.

We co-own one patent family with Leidos, Inc. directed to viral constructs for use in enhancing T-cell priming during vaccination. The patent applications in this patent family, if issued, valid, and enforceable, will expire in 2042, exclusive of any patent term adjustments or extensions.

We are the exclusive, worldwide licensee of several patents and patent applications, which we refer to as the Emory Technology, owned, licensed or otherwise controlled by Emory University for HIV or smallpox vaccines pursuant to a license agreement originally entered into on August 23, 2002 and restated on June 23, 2004 (the “Emory License”). The in-licensed Emory University patents will expire between 2022 and 2028, exclusive of any patent term extensions. Through the Emory License we are also a non-exclusive licensee of four issued United States patents owned by the NIH related to the ability of our MVA vector vaccine to operate as a vehicle to deliver HIV virus antigens, and to induce an immune response in humans. These in-licensed NIH patents will expire in 2023, exclusive of any patent term extensions.

The MVA backbone that we have been using in our vaccines was provided to us by the laboratory of Dr. Bernard Moss of the NIAID, Laboratory of Viral Diseases (LVD). We have a non-exclusive commercial license to the NIH MVA backbone for our SARS CoV-2 vaccine with the NIAID of the National Institutes of Health NIH on behalf of the United States, which includes the use of certain patents and patent applications arising from the Moss laboratory and the provided materials. We also have a non-exclusive research and development license to use the MVA backbone for our other vaccine candidates. If we later decide to commercialize vaccine candidates that are under the research and development license, we will need to negotiate appropriate commercialization licenses. These in-licensed NIH patents and patent applications, if and where issued, valid, and enforceable, will expire between 2023 and 2032, exclusive of any patent term adjustments or extensions.

We have exclusively in-licensed three patent families from the City of Hope in the field of vaccine products targeted for prevention, reduction, amelioration or treatment of COVID-19 pursuant to an Exclusive License Agreement entered into on November 9, 2021. The in-licensed patent families are directed to synthetic MVA vectors, including synthetic MVA vaccines encoding one or more SARS-CoV-2 antigens, and their methods of production and use, and encompass COH04S1, a multi-antigenic SARS-CoV-2 vaccine currently undergoing Phase 2 human clinical trials. These in-licensed City of Hope patent families, if issued, valid, and enforceable, will expire in 2041, exclusive of any patent term adjustments or extensions.

We have exclusively in-licensed two patent families from the University of Alabama and the Southern Research Institute pursuant to an Assignment and License Agreement with PNP Therapeutics, Inc. entered into on September 28, 2021. The two patent families are directed to the use of tail-mutant purine nucleoside phosphorylase enzymes and fludarabine for the treatment of cancer, and cover aspects of the use of our Gedeptin clinical product candidate. These in-licensed patent families, where issued, valid, and enforceable, will expire between 2029 and 2032, exclusive of any patent term adjustments or extensions.

We cannot be certain that any of the current pending patent applications we have or have licensed, or any new patent applications we may file or license, will ever be issued in the United States or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents and may acquire additional patents or proprietary rights relating to products or processes competitive to ours. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous to us, if available at all.

We also expect to benefit, where appropriate, from statutory frameworks in the United States, Europe, and other countries that provide a period of regulatory exclusivity to compensate for the time and cost required in securing regulatory approval of our clinical products. For example, in 2010, the United States enacted the Biologics Price Competition and Innovation Act (BPCIA). Under the BPCIA, innovator manufacturers of biological products may be granted 12 years of exclusive use before biosimilar versions of such products can be licensed for marketing in the U.S. This means that the FDA may not approve an application for a biosimilar version of our products until 12 years after the date the product is approved for sale (with a potential six-month extension of exclusivity if certain pediatric studies are conducted and the results accepted by the FDA), although a biosimilar application may be submitted four years after the date we receive approval from the FDA to sell our product. Additionally, the BPCIA establishes procedures by which potentially relevant patents may be shared and litigation over patents may proceed in advance of approval. The BPCIA also provides incentives to biosimilar applicants by providing a period of exclusivity to the first biosimilar of a product approved by the FDA. The 12-year data exclusivity provision of the BPCIA does not prevent a competitor from seeking marketing approval of one of our products, or a product similar thereto, by submitting its own, original Biologics License Application (BLA).

We intend to benefit, where applicable, from additional market exclusivity provisions in various jurisdictions that reward the treatments of rare diseases. For example, in the United States under the Orphan Drug Act of 1983, the FDA may grant orphan designation to a vaccine product intended to prevent or treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting a BLA. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication; in the latter case, because health care professionals are free to prescribe products for off-label uses, the competitor’s product could be used for the orphan indication despite our orphan exclusivity.

We are not a party to any litigation, opposition, interference, or other potentially adverse proceeding with regard to our patent positions. However, if we become involved in litigation, interference proceedings, oppositions or other intellectual property proceedings, for example as a result of an alleged infringement or a third-party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial conditions or results of operations. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous if available at all.

In addition to patents, we rely upon unpatented, proprietary trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees, and consultants, and invention assignment agreements with our employees. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

License Agreements

City of Hope License – On November 9, 2021, we entered into an Exclusive License Agreement (COH License) with City of Hope (COH), a California nonprofit public benefit corporation, under which the Company obtained exclusive worldwide rights to further develop and commercialize COH04S1, a multi-antigenic SARS-CoV-2 vaccine currently undergoing Phase 2 human clinical trials. The COH License grants GeoVax exclusive rights to key patents, know-how, regulatory filings and clinical materials for use against COVID-19. The terms of the COH License, include an upfront fee consisting of an initial payment to COH of $5,000,000 within 30 days of the effective date of the COH License, and additional payments of $3,000,000 and $2,000,000 on the first and second anniversaries, respectively, of the effective date of the COH License. The terms also include milestone payments due upon the achievement of selected development, regulatory and sales events. The Company will also pay COH an annual royalty on net sales of products covered by the patents licensed from COH on a country-by-country and licensed product-by-licensed product basis, subject to specified reductions.

Gedeptin License – On September 28, 2021, we entered into an Assignment and License Agreement (the “Gedeptin License”) with PNP Therapeutics, Inc. (“PNP”) under which the Company obtained exclusive worldwide rights to key intellectual property, including Gedeptin patents, know-how, regulatory filings, clinical materials, and trademarks. The Gedeptin patent portfolio was originally licensed from the University of Alabama at Birmingham (“UAB”) and Southern Research Institute (“SRI”) by PNP. Under the terms of the Gedeptin License, the Company is the successor to PNP under the Exclusive License Agreement between UAB, SRI and PNP, and has acquired the exclusive rights to develop and commercialize Gedeptin, a novel patented product for the treatment of solid tumors.

The terms of the Gedeptin License, include (i) an upfront payment at closing, (ii) milestone payments due upon the achievement of selected development and regulatory events, and (iii) quarterly support payments for the lesser period of three years or the Company’s filing for FDA approval of its Biologics License Application on the use of Gedeptin for the treatment of head and neck cancer in humans. The Company will also pay tiered percentage annual royalties in the low-to-mid teens on Net Sales (as defined in the Gedeptin License) of products covered under the Gedeptin License on a country-by-country and product-by-product basis, subject to specified reductions. The Company also issued a warrant to PNP, exercisable at any time following March 28, 2022, and prior to September 28, 2026, for up to 100,000 shares of the Company’s common stock at an exercise price of $13.00 per share. The Gedeptin License will remain in effect during the original term, which concludes upon FDA approval of a generic or biosimilar product, and then will automatically renew for 5-year additional terms, subject to customary termination rights.

NIH Licenses – On November 25, 2020, the Company entered into a Patent and Biological Materials License Agreement for Internal Research Use (the “Research License”) with the U.S. Department of Health and Human Services (HHS), as represented by NIAID, in support of the Company’s non-clinical development of vaccines against numerous pathogens. The Research License allows GeoVax to use these materials and patent rights owned by agencies of the HHS in combination with the Company’s proprietary technology for the creation of preventive and/or therapeutic Modified Vaccinia Ankara Virus-Virus Like Particle (MVA-VLP) vaccines against Ebola-Zaire virus, Ebola-Sudan virus, Lassa virus, Marburg virus, Zika virus and malaria. The agreement also extends to the Company’s research and development efforts in certain oncology areas. The agreement provides GeoVax with nonexclusive rights for the nonclinical development and manufacturing of its vaccine and immunotherapy candidates using HHS patents and materials.

On October 22, 2020, the Company entered into a Patent and Biological Materials License Agreement (the “COVID License”) with HHS, as represented by NIAID, in support of the Company’s development of a vaccine against SARS-CoV-2, the virus that causes COVID-19. The COVID License allows GeoVax to use these materials and patent rights owned by agencies of the HHS in combination with the Company’s proprietary technology for the creation of a preventive Modified Vaccinia Ankara Virus-Virus Like Particle (MVA-VLP) vaccine that primes and/or boosts the immune system against COVID-19. The COVID License provides GeoVax with nonexclusive rights to develop, manufacture and commercialize its COVID-19 vaccine and includes access to NIAID’s patent rights in the stabilized SPIKE protein, which is the protein that SARS-CoV-2 uses to gain entry into human tissue.

Scientific Advisors

We seek advice from our Scientific Advisory Board, which consists of a number of leading scientists, on scientific and medical matters. The current members of our Scientific Advisory Board are:

Name	Position/Institutional Affiliation
Harriet L. Robinson, PhD.	Chief Scientific Officer Emeritus, GeoVax
Stanley A. Plotkin, MD	Professor Emeritus, University of Pennsylvania,
Adjunct Professor, Johns Hopkins University
Barney S. Graham, MD, PhD	Senior Investigator, Vaccine Research Center, NIAID
Scott C. Weaver, PhD	Director, University of Texas Medical Branch Institute for Human Infections and Immunity
Scientific Director, Galveston National Laboratory
Olivera J. Finn, PhD	Distinguished Professor of Immunology and Surgery, University of Pittsburgh

Human Capital Resources

We currently have eleven full-time employees. None of our employees are covered by collective bargaining agreements and we believe that our employee relations are good. We also engage consultants and independent contractors to fulfill key roles and/or provide expert services on both an ongoing and short-term basis.

We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We provide our employees with competitive compensation, opportunity for equity ownership, and a robust employment package that promotes wellness across all aspects of their lives, including healthcare, retirement planning, and paid time off.

Corporate Background

The predecessor of our parent company, GeoVax Labs, Inc. (the reporting entity) was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (“Dauphin”). In September 2006, Dauphin completed a merger with GeoVax, Inc. As a result of the merger, GeoVax, Inc. became a wholly owned subsidiary of Dauphin, and Dauphin changed its name to GeoVax Labs, Inc. In June 2008, the Company was reincorporated under the laws of Delaware. We currently do not conduct any business other than GeoVax, Inc.’s business of developing new products for the treatment or prevention of human diseases. Our principal offices are in Smyrna, Georgia which is in the Atlanta metropolitan area.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements because of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview and Recent Developments

GeoVax is a clinical-stage biotechnology company developing immunotherapies and vaccines against infectious diseases and cancers using novel vector vaccine platforms. GeoVax’s product pipeline includes ongoing human clinical trials in COVID-19 and head and neck cancer. Additional research and development programs include preventive vaccines against Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa) and malaria, as well as immunotherapies for solid tumors. Certain of our vaccine development activities have been, and continue to be, financially supported by the U.S. Government. This support has been both in the form of research grants and contracts awarded directly to us, as well as indirect support for the conduct of preclinical animal studies and human clinical trials.

GEO-CM04S1 License - In November 2021, GeoVax entered into a license agreement with City of Hope (the “COH License”), granting GeoVax exclusive rights to further develop and commercialize GEO-CM04S1 (formerly referred to as COH04S1). GEO-CM04S1, a synthetic, attenuated modified vaccinia Ankara (sMVA) vector expressing Spike and Nucleocapsid antigens of the SARS-CoV-2 virus, was initially developed at COH for immunocompromised patients.

GEO-CM04S1 is being studied in an ongoing Phase 2 clinical trial to evaluate its safety and immunogenicity, compared to the Pfizer mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant or chimeric antigen receptor (CAR) T cell therapy. GEO-CM04S1 is the only COVID-19 vaccine that includes both SARS-CoV-2 spike and nucleocapsid proteins to advance to a Phase 2 trial in cancer patients. Such vaccines also tend to produce an immune response quickly – in less than 14 days – with only mild side effects. The trial is also the first to compare an investigational multi-antigenic COVID-19 vaccine to the current Food and Drug Administration (FDA)-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines.

In December 2021, patient enrollment began for the Phase 2 portion of a Phase 1/2 trial of GEO-CM04S1, to study its use as a universal booster vaccine to current FDA-approved vaccines. GeoVax believes that the GEO-CM04S1 vaccine, when administered as a heterologous booster, will provide additional recognition elements to the immune system over a homologous boost from mRNA vaccines such as those developed by Moderna or Pfizer, which are directed only toward SARS-CoV-2 Spike protein. The COH04S1 vaccine’s MVA backbone may be more effective at inducing COVID-19 immunity since MVA strongly induces T cell responses even in a background of immunosuppression. In addition, GEO-CM04S1 targeting of both Spike and Nucleocapsid antigens, may offer greater protection against the significant sequence variation observed with the Spike antigen.

Gedeptin® License - In September 2021, GeoVax entered into an Assignment and License Agreement with PNP Therapeutics, Inc. (the “Gedeptin License), whereby GeoVax expanded its immuno-oncology pipeline and added a new technology platform through the acquisition of exclusive rights to Gedeptin®, a novel patented product for the treatment of solid tumors through a gene therapy strategy known as GDEPT (Gene-Directed Enzyme Prodrug Therapy). In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a potent antitumor compound. A Phase 1/2 clinical trial is currently enrolling to evaluate the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumors accessible for injection and no curable treatment options. The FDA has granted Gedeptin Orphan Drug status for the treatment of HNSCC and the initial stage of the ongoing clinical trial is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. GeoVax’s license to Gedeptin includes rights to expand its use to all human diseases and/or conditions including, but not limited to, cancers.

Our corporate strategy is to advance, protect and exploit our differentiated vaccine/immunotherapy technologies leading to the successful development of preventive and therapeutic vaccines and immunotherapies against infectious diseases and various cancers. Our goal is to advance products through to human clinical testing, and to seek partnership or licensing arrangements for achieving regulatory approval and commercialization. We also leverage third party resources through collaborations and partnerships for preclinical and clinical testing with multiple government, academic and corporate entities.

We have not generated any revenues from the sale of the products we are developing, and we do not expect to generate any such revenues for at least the next several years. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Results of Operations

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020:

	2021	2020	Change
Grant and collaboration revenue	$385,501	$1,823,658	$(1,438,157)
Operating expenses:
Research and development	15,554,171	2,444,459	13,109,712
General and administrative	3,577,153	2,196,014	1,381,139
Total operating expenses	19,131,324	4,640,473	14,490,851
Loss from operations	(18,745,823)	(2,816,815)	(15,929,008)
Total other income (expense)	175,506	(141,253)	316,759
Net loss	$(18,570,317)	$(2,958,068)	$(15,612,249)

Grant and Collaboration Revenues

Our grant and collaboration revenues relate to grants and contracts from agencies of the U.S. government and collaborative arrangements with other third parties in support of our vaccine development activities. We record revenue associated with these grants as the related costs and expenses are incurred. The following table summarizes our grant and collaboration revenues for the years ended December 31, 2021 and 2020:

	2021	2020	Change
Lassa Fever – U.S. Army Grant	$85,574	$1,438,465	$(1,352,891)
Covid-19 – NIH SBIR Grant	299,927	-	299,927
Malaria – Collaboration Revenue	-	385,193	(385,193)
Total	$385,501	$1,823,658	$(1,438,157)

Grant and collaboration revenues decreased by $1,438,157 (79%) for the year ended December 30, 2021 compared to 2020, attributable to the differing mix of active grants and collaborations as shown in the table above, as well as the timing of expenditures related to such grants and collaborations. As of December 31, 2021, there was $81,526 of approved grant funds remaining and available for use during 2022.

Research and Development Expenses

Our research and development expenses can fluctuate considerably on a period-to-period basis, depending on the timing of expenditures related to our government grants and other research projects, and other factors. We do not disclose our research and development expenses by project, since our employees’ time is spread across multiple programs and our laboratory facility is used for multiple product candidates. We track the direct cost of research and development expenses related to government grant revenue by the percentage of assigned employees’ time spent on each grant and other direct costs associated with each grant. Indirect costs associated with grants are not tracked separately but are applied based on a contracted overhead rate negotiated with the granting agency. Therefore, the recorded revenues associated with government grants approximate the costs incurred.

Our research and development expenses were $15,554,171 for the year ended December 31, 2021, as compared to $2,444,459 for 2020, representing an increase of $13,109,712 (536%). Of this increase, $10,000,000 relates to upfront license fees pursuant to the COH License ($5,000,000 paid in 2021 and $5,000,000 payable in future years), $1,864,300 relates to clinical trial expense and patent cost reimbursements pursuant to the COH License, and $459,825 relates to upfront license fees (inclusive of $209,825 of stock-based expense) associated with the Gedeptin License. Research and development expense for 2021 and 2020 includes stock-based compensation expense of $96,814 and $7,156, respectively associated with employee stock options, reflecting a $89,658 increase (see discussion under “Stock-Based Compensation Expense” below). The remaining $695,929 increase in research and development expense from 2020 to 2021 relates primarily due to expenditures related to our COVID-19 vaccine program, manufacturing process development, and a generally higher level of activity, offset in part by lower external expenditures related to our government grants.

General and Administrative Expenses

Our general and administrative expenses were $3,577,153 for the year ended December 31, 2021, as compared to $2,196,014 for 2020, representing an increase of $1,381,139 (63%). General and administrative expense for these periods includes stock-based compensation expense of $273,173 and $57,307, respectively (see discussion under “Stock-Based Compensation Expense” below). Excluding stock-based compensation expense, general and administrative expenses were $3,303,979 and $2,138,707 for 2021 and 2020, respectively, representing an increase of $1,165,272 (54%). Approximately $360,000 of this increase is attributable to higher Delaware franchise taxes (which we expect will be no more than $200,000 in future years) with the remainder primarily due to higher legal, accounting and patent costs; insurance costs; consulting fees; and investor relations costs.

Stock-Based Compensation Expense

The table below shows the components of stock-based compensation expense for the years ended December 31, 2021 and 2020. In general, stock-based compensation expense is allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted.

	2021	2020
Stock option expense	$269,427	$18,730
Stock issued for non-employee services	100,560	45,733
Total stock-based compensation expense	$369,987	$64,463

As a result of the reverse stock splits enacted in April 2019 and in January 2020, we made adjustments and retroactive restatements to all of our outstanding stock options such that the balances in January 2020 were negligible. We therefore recorded no stock-based compensation expense related to our stock option plan for the majority of 2020. We re-initiated employee stock option grants in December 2020 and recorded a proportionate amount of expense for the year ended December 31, 2020.

For the years ended December 31, 2021 and 2020, stock-based compensation expense was allocated as follows:

	2021	2020
General and administrative expense	$273,173	$57,307
Research and development expense	96,814	7,156
Total stock-based compensation expense	$369,987	$64,463

Other Income (Expense)

Interest income was $4,736 and $2,271 for the years ended December 31, 2021 and 2020, respectively. The variances between years are primarily attributable to the cash available for investment and to interest rate fluctuations.

Interest expense was $1,286 and $143,524 for the years ended December 31, 2021 and 2020, respectively. Interest expense for 2021 relates to the GRA Note and PPP Loan, and for 2020 relates to the GRA Note, PPP loan, financing costs associated with insurance premiums, and convertible debentures which were retired during 2020.

During 2021, we recorded a $172,056 gain on debt extinguishment associated with the forgiveness of the PPP loan principal and accrued interest.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts them as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2021, which are included in this Form 10-K. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue in accordance with FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which created a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Grant revenue – We receive payments from government entities under non-refundable grants in support of our vaccine development programs. We record revenue associated with these grants when the reimbursable costs are incurred and we have complied with all conditions necessary to receive the grant funds.

Research collaborations – From time to time, we may enter into collaborative research and development agreements for specific vaccine development approaches and/or disease indications whereby we receive third-party funding for preclinical research under certain of these arrangements. Each agreement is evaluated in accordance with the process defined by ASU 2014-09 and revenue is recognized accordingly.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Stock-based compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Stock-based compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by using the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 7 to our financial statements for additional stock-based compensation information.

Liquidity and Capital Resources

From inception through December 31, 2021, we have accumulated net losses of approximately $64.4 million and we expect to incur operating losses and generate negative cash flows from operations for the foreseeable future. We have funded our operations to date primarily from sales of our equity securities and from government grants and clinical trial assistance.

The following tables summarize our liquidity and capital resources as of December 31, 2021 and 2020, and our cash flows for the years then ended:

	As of December 31,
Liquidity and Capital Resources	2021	2020
Cash and cash equivalents	$11,423,870	$9,883,796
Working capital	6,193,756	9,424,839

	Year Ended December 31,
Cash Flow Data	2021	2020
Net cash provided by (used in):
Operating activities	$(11,196,420)	$(2,750,570)
Investing activities	(47,718)	(156,791)
Financing activities	12,784,212	12,507,816
Net increase in cash and cash equivalents	$1,540,074	$9,600,455

Operating Activities – Net cash used in operating activities of $11,196,420 for 2021 was primarily due to our net loss of $18,570,317, offset by non-cash items such as depreciation expense, stock-based compensation expense and the gain recognized on extinguishment of our PPP loan, and by changes in our working capital accounts. Net cash used in operating activities of $2,750,570 for 2020 was primarily due to our net loss of $2,958,068, offset by non-cash charges such as depreciation and stock-based compensation expense, and by changes in our working capital accounts.

Investing Activities – Net cash used in investing activities was $47,718 and $156,791 for 2021 and 2020, respectively, and relates to purchases of property and equipment.

Financing Activities – Net cash provided by financing activities was $12,784,212 for 2021, consisting of (i) net proceeds of $9,408,920 from a public offering of our common stock, (ii) $3,404,156 of net proceeds from the exercise of warrants, (iii) $1,000 expended for the repurchase of outstanding convertible preferred stock, and (iv) $27,864 in principal repayments toward a note payable to the Georgia Research Alliance, Inc. (the “GRA Note”); the GRA Note was fully repaid during 2021. Additionally, during May 2021 our PPP loan of $170,200, together with $1,856 of accrued interest, was forgiven by the lender and extinguished.

Net cash provided by financing activities was $12,507,816 for 2020, consisting of (i) net proceeds of $11,158,496 from a public offering of our common stock and warrants, (ii) net proceeds of $300,000 from the sale of our convertible preferred stock, (iii) $170,200 of PPP loan proceeds, (iv) $888,500 of net proceeds from issuance of a note payable, (v) $2,500 in proceeds from warrant exercises, and (vi) $11,880 in principal repayments toward the GRA Note.

Funding Requirements and Sources of Capital

Our primary uses of capital are for salaries and related expenses for personnel, costs of conducting clinical trials, manufacturing costs for preclinical and clinical materials, third-party research services, laboratory and related supplies, legal and other regulatory expenses, and general overhead costs. We expect these costs will continue to be the primary operating capital requirements for the near future.

We expect our research and development costs to increase as we continue development of our various programs and as we move toward later stages of development, especially with regard to clinical trials. We have entered into license agreements with City of Hope, PNP Therapeutics, Inc., University of Alabama at Birmingham, Southern Research Institute, Emory University, and with the U.S. Department of Health and Human Services (HHS), as represented by National Institute of Allergy and Infectious Diseases (NIAID), an institute of the National Institutes of Health (NIH), for various technologies and patent rights associated with our product development activities. These agreements may contain provisions for upfront payments, milestone fees due upon the achievement of selected development and regulatory events, minimum annual royalties or other fees, and royalties based on future net sales. Aggregate unrecorded future minimum payments under these agreements (excluding milestone and royalty payments due upon contingent future events, and assuming neither party terminates the agreements) are approximately $174,000 in 2022, $128,000 in 2023, $128,000 in 2024, $28,000 in 2025 and $28,000 in 2026.

Our research and development expenditures during 2022 and beyond will increase significantly as a result of the Gedeptin and COH04S1 clinical programs. We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with biotechnology research and development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from pre-clinical studies and clinical trials, we may elect to discontinue or delay certain development programs to focus our resources on more promising product candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the length of time required to enroll suitable patient subjects, the number of patients that ultimately participate in the clinical trial, the duration of patient follow-up, and the number of clinical sites included in the clinical trials.

We expect that our general and administrative costs will increase during 2022 and beyond in support of expanded research and development activities and other general corporate activities.

We are currently seeking sources of capital through additional government and quasi-government grant programs and clinical trial support, although there can be no assurance any such funds will be obtained. Gedeptin is in a Phase 1/2 trial, being conducted at Stanford University in collaboration with Emory University; the initial stage of the study (10 patients) is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program.

During January 2022, we closed a private placement of our common stock and warrants for net proceeds of approximately $9.2 million.

We believe our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements into the second quarter of 2023. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and is based on assumptions that may prove to be wrong; actual results could vary materially. We may need to obtain additional funds sooner than planned or in greater amounts than we currently anticipate. The actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the progress of our research activities; the number and scope of our research programs; the progress and success of our pre-clinical and clinical development activities; the progress of the development efforts of parties with whom we have entered into research and development agreements; the costs of manufacturing our product candidates, and the progress of efforts with parties with whom we may enter into commercial manufacturing agreements; our ability to maintain current research and development programs and to establish new research and development and licensing arrangements; the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements; the impact of any natural disasters or public health crises, such as the COVID-19 pandemic; the costs associated with any products or technologies that we may in-license or acquire; and the costs and timing of regulatory approvals.

We will need to continue to raise additional capital to support our future operating activities, including progression of our development programs, preparation for commercialization, and other operating costs. Financing strategies we may pursue include, but are not limited to, the public or private sale of equity, debt financings or funds from other capital sources, such as government funding, collaborations, strategic alliances or licensing arrangements with third parties. There can be no assurances additional capital will be available to secure additional financing, or if available, that it will be sufficient to meet our needs on favorable terms. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of one or more of our product candidates.

Net Operating Loss Carryforwards

At December 31, 2021, we had consolidated net operating loss carryforwards for income tax purposes of $75.2 million, of which approximately $48.9 million will expire in 2022 through 2037 if not utilized. We also have research and development tax credits of approximately $1.6 million available to reduce income taxes, if any, which will expire in 2022 through 2041 if not utilized. Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of net operating loss and research tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations, other than the operating lease for our office and laboratory space.

MANAGEMENT

The following table sets forth certain information with respect to our directors and executive officers as of the date hereof:

Name	Age	Current Position
David A. Dodd	72	Chairman of the Board of Directors, President and Chief Executive Officer
Mark W. Reynolds, CPA	60	Chief Financial Officer and Corporate Secretary
Mark J. Newman, Ph.D.	67	Chief Scientific Officer
Kelly T. McKee, M.D.	72	Chief Medical Officer
Robert T. McNally Ph.D.(1)(2)	74	Director
Randal D. Chase, Ph.D. (1)(2)(3)	72	Independent Director
Dean G. Kollintzas (2)(3)	48	Independent Director
John N. Spencer, Jr. (1)(3)	81	Independent Director

______________________

(1)	Member of the Compensation Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Audit Committee of the Board of Directors.

David A. Dodd. Mr. Dodd joined the Board of Directors in March 2010, becoming Chairman of our Board of Directors on January 1, 2011. Effective September 5, 2018, Mr. Dodd became our President and Chief Executive Officer, following Dr. McNally’s retirement. His executive management experience in the pharmaceutical and biotechnology industries spans more than 40 years. From September 2017 to April 2018, he served as Chief Executive Officer, and as a member of the Board of Directors of Medizone International, Inc. (“Medizone”), a developer and manufacturer of disinfectant systems. On April 20, 2018, Medizone announced that certain of its creditors had commenced an involuntary bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code against Medizone. The creditors included Medizone’s former Chairman and Chief Executive Officer and its former Director of Operations. From April 2013 to July 2017, Mr. Dodd served as President and Chief Executive Officer, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. He was Chairman of the Board of Directors of Aeterna Zentaris, Inc. from May 2014 to May 2016, and continued to serve as a member of its Board of Directors until May 2018. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive officer and Chairman of BioReliance Corporation, a leading provider of biological safety and related testing services. From October 2006 to April 2009, he served as non-executive Chairman of Stem Cell Sciences Plc., where he oversaw the development and implementation of a strategic growth plan, implementation of an experienced executive team, and the sale of the company to Stem Cells, Inc. in April 2009. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For five years prior to his employment by Serologicals Corporation, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. He is also the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. The Board of Directors has concluded that Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry and his involvement as an officer and director of the Company, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Mark W. Reynolds, CPA. Mr. Reynolds joined the Company in October 2006 as Chief Financial Officer and Corporate Secretary. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for HealthWatchSystems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds worked for CytRx Corporation, a publicly-held biopharmaceutical company, where he first served as Controller and then as Chief Financial Officer. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and earned a Master of Accountancy degree from the University of Georgia.

Mark J. Newman, Ph.D. Dr. Newman became employed as our Chief Scientific Officer on August 25, 2020. Dr. Newman, who previously served the Company as vice president of research and development from 2010 to 2013, worked for the Company on a half-time basis until March 2022, at which time he became a full-time employee. Prior, he served senior management positions at PaxVax, Pharmexa A/S, Epimmune, Vaxcel, Apollon, and Cambridge Biotech. During his 30-year career he shepherded the development of experimental vaccine and adjuvant products through preclinical research and into Phase 1 & 2 clinical testing. He is widely published in peer review publications and holds 10 U.S. patents. He holds a dual B.Sc/M.Sc. degree in Agriculture and Pre-Veterinary Medicine from the Ohio State University and earned his Ph.D. in Immunology at the John Curtin School for Medical Research, The Australian National University, Canberra.

Kelly T. McKee, M.D. Dr. McKee was appointed as our Chief Medical Officer effective January 6, 2022 and serves in that role on a part-time basis pursuant to a consulting agreement. Dr. McKee has over 30 years of experience in research and development, with specific expertise in vaccines, emerging diseases, biodefense, and respiratory viral infections. His progressive clinical research experience began in 1981 at Fort Detrick, Frederick, MD., United States, where he held a variety of leadership positions in virology, immunology, preventive medicine, and clinical research and development with the U.S. Army, retiring as a Colonel in 2001. Dr. McKee subsequently served as State Epidemiologist in North Carolina, and as Senior Director of Clinical Research at DynPort Vaccine Company. He then held multiple leadership roles, including Vice President and Managing Director of Public Health and Government Services, and Vice President for Vaccines and Public Health in the Infectious Diseases and Vaccines Center of Excellence, at Quintiles/QuintilesIMS (now IQVIA) for more than 10 years. Since 2017 he has provided contract clinical development and medical advisory services to biopharmaceutical industry in infectious diseases and related areas. Dr. McKee earned an M.D. from the University of Virginia School of Medicine, and a Master of Public Health degree from Johns Hopkins University School of Hygiene and Public Health in Baltimore, MD. Over the course of a successful military and private-sector career, he has also earned multiple board and advisory appointments, certifications, grants, civilian honors, and inductions and fellowships to some of the world’s most prestigious medical associations. He has authored or co-authored more than 100 peer-reviewed publications and book chapters.

Robert T. McNally, Ph.D. Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008, a position he held until his retirement in September 2018. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was a co-founder and Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. He has over 35 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs. Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, served on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a state trade association. Dr. McNally graduated with a Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his involvement with the Company as its former President and Chief Executive Officer.

Randal D. Chase, Ph.D. Dr. Chase joined the Board of Directors in March 2015. Dr. Chase is an experienced pharmaceutical and biotechnology executive who currently serves as a business advisor and consultant to companies in the life science sector. He also serves as a director for Mirexus Biotechnologies, Inc., a biomaterials company, and as Chairman of the Board for Glysantis, Inc. a biotechnology company. From February 2017 to April 2018, Dr. Chase was President and Chief Executive Officer of Advanced Proteome Therapeutics Corporation, a publicly-held biopharmaceutical company; he served as a member of that company’s board of directors from 2015 to April 2018. He served as Chairman of the Board for Medicago, Inc. until its sale to Mitsubishi Tanabe Pharma Corporation in 2013. From 2006 to 2011, he served as President and Chief Executive Officer of Immunovaccine, Inc., a clinical-stage biotechnology company developing vaccines against cancer and infectious diseases. Dr. Chase is also a former president of Shire Biologics, North American Vaccine, Pasteur Merieux Connaught, and Quadra Logic Technologies, Inc. His early career was at Bristol Myers and Glaxo Pharmaceuticals. Dr. Chase attended the Senior Executive Program of the London Business School in the United Kingdom, holds a Bachelor of Sciences degree in biochemistry from Bishop’s University and a Ph.D. in biochemistry from the University of British Columbia. Dr. Chase completed a post-doctoral fellowship at the McArdle Cancer Institute of the University of Wisconsin. The Board of Directors has concluded that Dr. Chase should serve on the Board of Directors due to his extensive leadership experience in the pharmaceutical industry, and the vaccine industry in particular.

Dean G. Kollintzas. Mr. Kollintzas joined the Board of Directors in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has been in private practice. In 2014, he founded Procare Clinical, LLC, a clinical trial management company headquartered in Naperville, IL. Mr. Kollintzas received a microbiology degree from the University of Illinois and a J.D. from the University of New Hampshire School of Law. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors by virtue of his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

John N. (Jack) Spencer, Jr., CPA. Mr. Spencer joined the Board of Directors in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young LLP where he spent more than 38 years until he retired in 2000. Mr. Spencer received a Bachelor of Science degree from Syracuse University, and he earned an M.B.A. degree from Babson College. He also attended the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young LLP where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

The Board of Directors has determined that Messrs. Chase, Kollintzas, and Spencer are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and that Mr. Spencer is the qualified “financial expert” on the Audit Committee. As independent directors, Messrs. Chase, Kollintzas and Spencer serve as the members of our Audit Committee, our Compensation Committee, and our Nominating and Governance Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded or earned for employment services during 2021 and 2020 by (i) each person who served as our chief executive officer during 2021, and (ii) our two other most highly compensated executive officers (collectively referred to as the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
David A. Dodd President and CEO	2021 2020	$250,000 250,000	$125,000 162,500	$295,610 (3) 305,760 (6)	$ 6,500 (9) 8,483 (9)	$677,110 726,743
Mark W. Reynolds Chief Financial Officer	2021 2020	234,392 234,392	94,000 117,196	138,334 (4) 143,360 (7)	11,600 (9) 5,803 (9)	478,326 500,751
Mark J. Newman, PhD (2) Chief Scientific Officer	2021 2020	125,000 41,667	50,000 18,750	73,759 (5) 39,200 (8)	- -	248,759 99,617

(1)

Represents the grant date fair value of the stock options for financial statement reporting purposes. See footnotes 2 and 7 to our consolidated financial statements for the year ended December 31, 2021 for a discussion of the assumptions made and methods used for determining stock compensation values.

(2)	Dr. Newman became our Chief Scientific Officer effective August 25, 2020.
(3)	Represents the grant date fair value for stock options granted on December 7, 2021 for 103,000 shares with an exercise price of $3.82 per share, vesting over a three-year period.

(4)	Represents the grant date fair value for stock options granted on December 7, 2021 for 48,200 shares with an exercise price of $3.82 per share, vesting over a three-year period
(5)	Represents the grant date fair value for stock options granted on December 7, 2021 for 25,700 shares with an exercise price of $3.82 per share, vesting over a three-year period.
(6)	Represents the grant date fair value for stock options granted on December 2, 2020 for 273,000 shares with an exercise price of $2.79 per share, vesting over a three-year period.
(7)	Represents the grant date fair value for stock options granted on December 2, 2020 for 128,000 shares with an exercise price of $2.79 per share, vesting over a three-year period.
(8)	Represents the grant date fair value for stock options granted on December 2, 2020 for 35,000 shares with an exercise price of $2.79 per share, vesting over a three-year period.
(9)	Represents employer matching contributions to the Company’s 401(k) retirement plan.

Employment Agreements

David A. Dodd. Mr. Dodd serves as our President and Chief Executive Officer under an employment agreement dated September 1, 2018. The employment agreement has no specified term. The employment agreement provides for an initial annual salary of $250,000 to Mr. Dodd, subject to periodic increases as determined by the Board. Mr. Dodd is also eligible for an annual bonus, as determined by the Board. Mr. Dodd is eligible for annual grants of additional awards from our equity incentives plans as determined by the Board. Mr. Dodd also is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Mr. Dodd provides that we will pay severance compensation to Mr. Dodd in the event his employment is terminated by the Company without cause or by Mr. Dodd with good reason (as defined in the agreement). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason, then we would pay (a) an amount in cash equal to three times his then base salary and target annual bonus and (b) all stock option grants held by Mr. Dodd will be fully vested. The agreement also addresses his compensation upon termination if there is a change in control (as defined). If we terminate Mr. Dodd’s employment not for cause or he resigns for good reason at any time during the three month period which immediately precedes a change in control (as defined) or during the one year period following a change in control, then we would also pay Mr. Dodd an amount in cash equal to (x) three times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (y) a tax gross-up payment (if an excise tax is imposed by § 4999 of the Internal Revenue Code or any related interest or penalties are incurred by him).

Mark W. Reynolds. Mr. Reynolds serves as our Chief Financial Officer under an employment agreement dated January 1, 2010 and amended on October 22, 2013. The employment agreement has no specified term. The employment agreement, as amended, provides for an initial annual salary of $212,600 to Mr. Reynolds, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Mr. Reynolds is eligible for annual grants of additional awards from our equity incentives plans as determined by the Board. Mr. Reynolds is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Our employment agreement with Mr. Reynolds provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service. Additionally if we terminate Mr. Reynolds’ employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, (c) full, complete vesting of all stock options, restricted stock grants or other equity or equity-type grants, and (d) a tax gross-up payment (if an excise tax is imposed by §4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by him.

Mark J. Newman, PhD.  Dr. Newman serves as our Chief Scientific Officer under an employment agreement dated August 25, 2020, which was amended and restated effective March 1, 2022. The employment agreement has no specified term. The employment agreement, as amended, provides for an annual salary of $275,000, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Newman is eligible for grants of awards from our equity incentive plans at the same level and subject to the same conditions as provided to all other employees.  Dr. Newman is not eligible for health insurance and 401(k) benefits due to his part-time employment status. Our employment agreement with Dr. Newman provides that, if we terminate his employment without cause, we will pay a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service.

Outstanding Equity Awards

GeoVax has awarded stock options to its senior management and other employees, pursuant to the GeoVax Labs, Inc. 2020 Stock Incentive Plan (the “2020 Plan”). The 2020 Plan was adopted by the Board on June 19, 2020 to provide equity-based and/or incentive awards to selected employees, directors, and independent contractors of the Company or its affiliates. The terms of these awards typically provide for vesting over a defined period of time and the options expire if not exercised within ten years from the date of grant. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective judgment of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment. The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers that were outstanding as of December 31, 2021. The table also includes warrants, if any, granted to our Named Executive Officers upon payment of deferred compensation.

Option Awards
Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Dodd	- 91,000 81,870 (3)	103,000 (1) 182,000 (2) -	$ 3.82 2.79 5.00	12/7/31 12/2/30 9/29/25
Mark Reynolds	- 42,666 60,184 (3)	48,200 (1) 85,334 (2) -	3.82 2.79 5.00	12/7/31 12/2/30 9/29/25
Mark Newman, PhD	- 11,666	25,700 (1) 23,334 (2)	3.82 2.79	1287/31 12/2/30
(1)	The unexercisable portion of these stock options vest and become exercisable in equal installments on December 7, 2022, 2023 and 2024.
(2)	The unexercisable portion of these stock options vest and become exercisable in equal installments on December 2, 2022 and 2023.
(3)	Warrants granted as partial payment of deferred compensation occurring on September 29, 2020.

The 2020 Plan contains provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in the 2020 Plan, (i) outstanding options or other awards may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to 2020 Plan participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property. In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the 2020 Plan will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plans will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to 2020 Plan participants under the 2020 Plan, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets. If the Company had experienced a change-in-control event as described in the 2020 Plan on December 31, 2021, the value of accelerated options the Named Executive Officers, based on the difference between the closing price of our common stock on the Nasdaq Stock Market on December 31, 2021, and, if lower, the exercise price per share of each option for which vesting would be accelerated for each Named Executive Officer, would be an aggregate of $241,254.

Director Compensation

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2021 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randal D. Chase	41,650	71,750				113,400
David A. Dodd (1)	-	-	-	-	-	-
Dean G. Kollintzas	35,975	71,750	-	-	-	107,725
Robert T. McNally	27,000	71,750	-	-	-	98,750
John N. Spencer, Jr.	47,000	71,750	-	-	-	118,750

(1)

As discussed below under “Director Compensation Plan” directors who are employees of the Company receive no compensation for their service as directors. As President and CEO, Mr. Dodd therefore receives no compensation for his service as a director; his compensation for service as President and CEO is shown in the “Summary Compensation” table above.

(2)

Represents the grant date fair value of stock options granted on December 7, 2021 to each non-employee director for 25,000 shares with an exercise price of $3.82 per share, vesting over a one-year period.

(3)

The table below shows the aggregate numbers of warrants and option awards outstanding for each non-employee director as of December 31, 2021. The table includes warrants granted to our directors upon payment of deferred compensation occurring on September 29, 2020.

Name	Aggregate Option Awards Outstanding as of December 31, 2021 (#)
Randal D. Chase	66,613
Dean G. Kollintzas	61,987
Robert T. McNally	103,925
John N. Spencer, Jr.	71,024

Director Compensation Plan. In December 2020, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees – For 2021, each non-employee director earned an annual retainer (paid quarterly) of $10,000 ($30,000 for a non-employee Chairperson) for service as a member of the Board, $5,000 ($9,000 for the Chairperson) for service as a member of the Audit Committee. and $3,300 ($6,000 for the Chairperson) for service as a member of the Compensation Committee or the Nominating and Corporate Governance Committee. Non-employee directors also earned fees for each Board of Directors or Committee meeting attended as follows: $3,000 for in person Board of Directors meetings ($1,500 for telephonic meetings), $1,000 for in person Committee meeting chaired ($750 for telephonic meetings), and $500 for in person Committee meeting attended as a non-chair member ($400 for telephonic meetings).

In December 2021, the Board of Directors approved a recommendation from the Compensation Committee to amend the Director Compensation Plan, effective January 1, 2022, such that each non-employee director will receive an annual retainer (paid quarterly) of $25,000 ($50,000 for a non-employee Chairperson) for service as a member of the Board. In the absence of a non-employee Chairperson of the Board, a non-employee director designated as the Lead Director shall receive an annual cash retainer of $35,000. Each non-employee director will also receive an annual retainer of $7,500 ($15,000 for the Chairperson) for service as a member of the Audit Committee, $5,000 ($10,000 for the Chairperson) for service as a member of the Compensation Committee, and $5,000 ($7,500 for the Chairperson) for service as a member of the Nominating and Corporate Governance Committee. No additional fees will be paid for meetings attended.

Stock Option Grants –We currently do not have a formula for determining stock option grants to directors (upon their election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2021, upon a recommendation of the Compensation Committee, the Board of Directors approved an annual stock option grant of 25,000 shares to each of its non-employee members for ongoing service as members of the Board of Directors.

Expense Reimbursement – All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our Named Executive Officers and directors, we describe below each transaction since January 1, 2021, to which we were a party or will be a party, in which the amount exceeds $120,000 and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had or will have a direct or indirect material interest. Compensation arrangements for our named executive officers and directors are described above under “Executive Compensation.”

Series I Warrants

On February 25, 2019, we entered into a Securities Purchase Agreement with the Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, “Sabby”) providing for the issuance and sale to Sabby of an aggregate of up to 1,000 shares of our Series G Convertible Preferred Stock and related warrants (“Series I Warrants”) for gross proceeds of up to $1.0 million. In January 2021, all of the remaining Series I Warrants were converted into 20,196 shares of our common stock pursuant to the cashless exercise provisions of the warrants.

June 2020 Bridge Financing

On June 26, 2020, we entered into a Securities Purchase Agreement with Cavalry Fund I LP and Cavalry Special Ops Fund, LLC, pursuant to which the Company received aggregate gross proceeds of $1,050,000 in exchange for the issuance of 5% Original Issue Senior Secured Convertible Debentures in the aggregate principal amount of $1,200,000 and five-year warrants to purchase an aggregate of 2,400,000 shares of our common stock at an exercise price of $0.50 per share, subject to adjustment. On September 29, 2020, the June 26, 2020 5% Original Issue Senior Secured Convertible Debentures mandatorily converted into 303,667 conversion units, of which 177,625 include shares of common stock and 126,042 include pre-funded warrants (the “Conversion Units”). The Conversion Units provide substantially the same terms as the Units issued in September 2020. The pre-funded warrants provide the holder the right to purchase one share of common stock at an exercise price of $0.01 per share, are immediately exercisable and will not expire until exercised in full. These pre-funded warrants were exercised on January 13, 2021. The Company also issued these investors five-year warrants to acquire an additional 303,668 shares of common stock, in the aggregate, at $5.00 per share.

SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 9, 2022 by (i) each director; (ii) each of the executive officers named in the summary compensation table; and (iii) all executive officers and directors as a group. Other than Armistice, we do not know of any person who beneficially owns more than 5% of our common stock as of March 9, 2022. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Principal Stockholders
Armistice Capital Master Fund Ltd. (2)	707,484	9.98%
Directors and Executive Officers: (3)
Randal Chase (4)	41,559	*
David A. Dodd (5)	254,740	3.5%
Dean G. Kollintzas (6)	32,307	*
Robert T. McNally (7)	116,183	1.6%
Kelly T. McKee	-	-
Mark J. Newman (8)	11,666	*
Mark W. Reynolds (9)	163,034	2.3%
John N. Spencer, Jr. (10)	50,381	*
All executive officers and directors as a group (8 persons) (11)	669,870	8.9%

______________________

* Less than 1%

(1)

This table is based upon information supplied by officers and directors, and with respect to principal stockholders, any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 7,089,025 shares of Common Stock outstanding as of March 9, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days after March 9, 2022 (subject to specified limits), at any time at the option of the holder, are deemed outstanding.

(2)

The shares are directly held by Armistice may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The number of shares beneficially owned includes: (i) 2,360,000 shares of common stock issuable upon exercise of pre-funded Warrants, which are subject to beneficial ownership limitations that prohibit Armistice from exercising any portion of a warrant if such exercise would result in Armistice owning a percentage of our outstanding common stock exceeding the 9.99% ownership limitation after giving effect to the issuance of common stock in connection with Armistice’s exercise of the pre-funded warrant; and (ii) 3,067,484 shares of common stock issuable upon the exercise of common warrants, which are subject to beneficial ownership limitations that prohibit Armistice from exercising any portion of a warrant if such exercise would result in Armistice owning a percentage of our outstanding common stock exceeding the 4.99% ownership limitation after giving effect to the issuance of common stock in connection with Armistice’s exercise of the Common Warrants. The percentage of shares owned assumes the exercise of all warrants held by Armistice, notwithstanding the existence of beneficial ownership limitations described above. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.
(4)	Includes 16,613 shares of Common Stock and stock options/warrants to purchase 24,946 shares of common stock exercisable within 60 days.
(5)	Includes 81,870 shares of Common Stock and stock options/warrants to purchase 172,870 shares of common stock exercisable within 60 days.
(6)	Includes 11,987 shares of Common Stock and stock options/warrants to purchase 20,320 shares of common stock exercisable within 60 days.
(7)	Includes 53,925 shares of Common Stock and stock options/warrants to purchase 62,258 shares of common stock exercisable within 60 days.
(8)	Includes stock options to purchase 11,666 shares of common stock exercisable within 60 days.
(9)	Includes 60,184 shares of Common Stock and stock options/warrants to purchase 102,850 shares of common stock exercisable within 60 days.
(10)	Includes 21,024 shares of Common Stock and stock options/warrants to purchase 29,357 shares of common stock exercisable within 60 days.
(11)	Includes 245,603 shares of Common Stock and stock options/warrants to purchase 424,267 shares of common stock exercisable within 60 days.

DESCRIPTION OF SECURITIES

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and preferred stock:

●	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;
●	our certificate of incorporation, as it may be amended or restated from time to time; and
●	our bylaws, as they may be amended or restated from time to time.

General

Our authorized capital stock currently consists of 610,000,000 shares, which are divided into two classes consisting of 600,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of March 9, 2022, there were 7,089,025 shares of common stock outstanding and no shares of preferred stock outstanding. As of March 9, 2022, there were 2,360,000 Pre-Funded Warrants with an exercise price of $0.0001 per share and other outstanding warrants to purchase 5,884,115 shares of common stock issuable upon the exercise of such warrants with a weighted average exercise price of $4.23 per share. An additional 1,500,000 shares of common stock are reserved for issuance under our 2020 Stock Incentive Plan, of which 962,300 shares of common stock are issuable upon exercise of outstanding options at an average exercise price of $3.18 per share.

Common Stock

Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “GOVX.” Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are to share in all assets remaining after the payment of liabilities. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed in the future for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone (718) 921-8200.

The September Warrants

Overview. The September Warrants are listed and traded on the Nasdaq Capital Market under the symbol “GOVXW.”

The September Warrants were issued in September 2020 pursuant to a Warrant Agent Agreement dated as of September 24, 2020 (the “Warrant Agent Agreement”), between us and American Stock Transfer & Trust Company, LLC, as the warrant agent (the “Warrant Agent”) as part of our September 2020 public offering. Certain provisions of the September Warrants are set forth herein but are only a summary and are qualified in their entirety by the relevant provisions of the Warrant Agent Agreement which is filed as an exhibit to the registration statement of which this prospectus is a part.

The September Warrants entitle the registered holder to purchase one share of our common stock at a price equal to $5.00 per share subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years from the date of issuance, or September 29, 2025.

Exercisability. The September Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The September Warrants may be exercised by delivering a duly executed exercise notice on or prior to the expiration date at the offices of the Warrant Agent, accompanied by full payment of the exercise price, by certified or official bank check payable to the Warrant Agent, for the number of warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the related registration statement and current prospectus relating to common stock issuable upon exercise of the September Warrants until the expiration of the warrants. If we fail to maintain the effectiveness of the registration statement and current released prospectus relating to the common stock issuable upon exercise of the September Warrants, the holders shall have the right to exercise them solely via a cashless exercise feature provided for in the September Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a September Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon at least 61 days’ prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the September Warrants is $5.00 per share. The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. However, the September Warrants will not be adjusted for issuances of common stock at prices below the exercise price.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the September Warrants. If, upon exercise of the September Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple September Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the September Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. Our September Warrants are listed on the Nasdaq Capital Market under the symbol “GOVXW.”

Warrant Agent Agreement. The September Warrants are represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The Warrant Agent is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone (718) 921-8200.

Fundamental Transactions. In the event of a fundamental transaction, as described in the September Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, upon any subsequent exercise of the September Warrants, the holders will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the September Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The holders of September Warrants do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the September Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The September Warrants and the Warrant Agent Agreement are governed by New York law.

Undesignated Preferred Stock

Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue preferred stock that would have the right to vote, separately or with any other stockholder of preferred stock, on any proposed amendment to our certificate of incorporation, or on any other proposed corporate action, including business combinations and other transactions.

We will not offer preferred stock unless the offering is approved by a majority of our independent directors. The independent directors will have access, at our expense, to our counsel or independent counsel.

Delaware Anti-Takeover Law

We have elected not to be subject to certain provisions of Delaware law that could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtained interested stockholder status;
●

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to the date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation’s voting stock.

Section 203 applies to Delaware corporations that have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders; provided, however, the restrictions of this statute will not apply to a corporation if:

●	the corporation’s original charter contains a provision expressly electing not to be governed by the statute;
●	the corporation’s board of directors adopts an amendment to the corporation’s bylaws within 90 days of the effective date of the statute expressly electing not to be governed by it;

●

the stockholders of the corporation adopt an amendment to its charter or bylaws expressly electing not to be governed by the statute (so long as such amendment is approved by the affirmative vote of a majority of the shares entitled to vote);

●

a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests himself of ownership of a sufficient number of shares so that he ceases to be an interested stockholder, and during the three-year period immediately prior to a business combination, would not have been an interested stockholder but for the inadvertent acquisition;

●

the business combination is proposed prior to the consummation or abandonment of a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation; or

●	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the statutes did not apply.

Our certificate of incorporation includes a provision electing not to be governed by Section 203 of the DCGL. Accordingly, our board of directors does not have the power to reject certain business combinations with interested stockholders based on Section 203 of the DCGL.

Indemnification

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

The 1,819,966 shares of common stock offered by this prospectus will be issued and sold upon the exercise of the outstanding September Warrants. Holders who exercise September Warrants must deliver a notice and payment of the purchase price, or a notice upon cashless exercise thereof, in accordance with the terms of the September Warrants. The terms of the September Warrants are described under “Description of Securities—The September Warrants.” The form of the September Warrants is an exhibit to the registration statement of which this prospectus is a part.

The shares of common stock issuable upon exercise of the September Warrants are listed on The Nasdaq Capital Market under the symbol “GOVX.”

The common stock issuable upon the exercise of the September Warrants will not be offered by us through underwriters, or brokers or dealers. Pursuant to the Underwriting Agreement (“Underwriting Agreement”) dated September 24, 2020, between the Company and Maxim Group LLC we agreed to pay the underwriters an aggregate cash fee of eight percent (8%) in the event investors previously directly introduced to the Company by such parties provide capital, including, but not limited to, via any exercise of the September Warrants during the period commencing 91 days following the closing of the offering on September 29, 2020, and continuing for a period of fifteen (15) months thereafter. Therefore, if September Warrants are exercised between the date hereof and March 29, 2022, the Company will pay 8% of the proceeds thereof to the underwriters named in the Underwriting Agreement.

LEGAL MATTERS

The validity of any of the common stock offered by this prospectus will be passed upon for us by Womble Bond Dickinson (US) LLP.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2021 and 2020 included in this prospectus and elsewhere in the registration statement have been audited by Wipfli LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. In addition, you may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

GeoVax Labs, Inc.

1900 Lake Park Drive, Suite 380

Smyrna, Georgia 30080

Tel: (678) 384-7220

Attention: Mark W. Reynolds, Chief Financial Officer

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

GEOVAX LABS, INC.

235 Peachtree Street NE Suite 1800 Atlanta, GA 30303	404 588 4200 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of GeoVax Labs, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GeoVax Labs, Inc. and subsidiary (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended and the related notes to the consolidated financial statements and schedule (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Equity Transactions

As described in Note 7 to the financial statements, the Company has multiple equity instruments with various levels of complexity and volumes including warrants and stock options.

The principal considerations for our determination that the complexity of the Company’s equity structure should be a critical audit matter were based on the volume of equity transactions, including conversions to common stock, common stock issuance activity and warrant activity making it challenging to ensure adequate disclosure of all equity transactions. Auditing such estimates and activity required extensive audit effort due to the volume and complexity of these transactions and a high degree of auditor judgment when performing the requisite audit procedures and evaluating the results of those procedures.

The primary audit procedures we performed to address this critical audit matter included:

●	We evaluated the design effectiveness of controls over the Company’s process for accounting for and recording equity transactions
●

We tested the assumptions used within the Black-Scholes model calculation to estimate the value of stock options and warrants granted, which included key assumptions such as the estimated life of the stock options and warrants and volatility of the Company’s stock price

/s/ WIPFLI LLP

We have served as the Company’s auditor since 2005.

Atlanta, Georgia

March 9, 2022

GEOVAX LABS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$11,423,870	$9,883,796
Grant funds and other receivables	49,006	182,663
Prepaid expenses and other current assets	156,240	168,689
Total current assets	11,629,116	10,235,148
Property and equipment, net	156,938	147,741
Deposits	11,010	11,010

Total assets	$11,797,064	$10,393,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,057,534	$267,702
Accrued expenses	3,377,826	359,281
Current portion of notes payable	-	183,326
Total current liabilities	5,435,360	810,309
Accrued expenses – noncurrent	2,000,000	-
Note payable, net of current portion	-	14,738
Total liabilities	7,435,360	825,047

Commitments (Note 6)

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares – 10,000,000 Series B convertible preferred stock, $1,000 stated value; -0- and 100 shares issued and outstanding at December 31, 2021 and 2020, respectively	-	76,095
Common stock, $.001 par value: Authorized shares – 600,000,000 Issued and outstanding shares – 6,381,541 and 3,834,095 at December 31, 2021 and 2020, respectively	6,382	3,834
Additional paid-in capital	68,731,220	55,294,504
Accumulated deficit	(64,375,898)	(45,805,581)
Total stockholders’ equity	4,361,704	9,568,852

Total liabilities and stockholders’ equity	$11,797,064	$10,393,899

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2021	2020
Grant and collaboration revenue	$385,501	$1,823,658

Operating expenses:
Research and development	15,554,171	2,444,459
General and administrative	3,577,153	2,196,014
Total operating expenses	19,131,324	4,640,473

Loss from operations	(18,745,823)	(2,816,815)

Other income (expense):
Interest income	4,736	2,271
Interest expense	(1,286)	(143,524)
Gain on debt extinguishment	172,056	-
Total other income (expense)	175,506	(141,253)

Net loss	$(18,570,317)	$(2,958,068)

Basic and diluted:
Net loss per common share	$(3.04)	$(2.14)
Weighted average shares outstanding	6,099,933	1,383,829

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

							Total
	Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	(Deficiency)
Balance at December 31, 2019	2,486	$1,932,433	14,992	$15	$39,340,509	$(42,847,513)	$(1,574,556)
Sale of convertible preferred stock for cash	300	300,000	-	-	-	-	300,000
Conversion of preferred stock to common stock	(2,686)	(2,156,338)	716,790	717	2,155,621	-	-
Warrants issued in bridge financing	-	-	-	-	457,833	-	457,833
Issuance of common stock upon warrant exercise	-	-	286,902	287	2,213	-	2,500
Issuance of common stock upon debenture conversion	-	-	177,626	177	569,340	-	569,517
Issuance of common stock upon cancellation of accrued compensation	-	-	300,001	300	1,499,700	-	1,500,000
Sale of common stock for cash	-	-	2,310,000	2,310	11,156,186	-	11,158,496
Issuance of common stock for services	-	-	26,581	27	94,373	-	94,400
Stock option expense	-	-	-	-	18,730	-	18,730
Roundup of shares following reverse stock split	-	-	1,203	1	(1)	-	-
Net loss for the year ended December 31, 2020	-	-	-	-	-	(2,958,068)	(2,958,068)
Balance at December 31, 2020	100	76,095	3,834,095	3,834	55,294,504	(45,805,581)	9,568,852
Sale of common stock for cash	-	-	1,644,000	1,644	9,407,276	-	9,408,920
Issuance of common stock upon warrant exercise	-	-	889,739	890	3,403,266	-	3,404,156
Issuance of common stock for services	-	-	13,707	14	71,827	-	71,841
Issuance of warrant for technology license	-	-	-	-	209,825	-	209,825
Repurchase of preferred stock	(100)	(76,095)	-	-	75,095	-	(1,000)
Stock option expense	-	-	-	-	269,427	-	269,427
Net loss for the year ended December 31, 2021	-	-	-	-	-	(18,570,317)	(18,570,317)
Balance at December 31, 2021	-	$-	6,381,541	$6,382	$68,731,220	$(64,375,898)	$4,361,704

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(18,570,317)	$(2,958,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,521	19,656
Amortization of debt discount	-	124,185
Stock-based compensation expense	369,987	64,463
Warrant issued for technology license fee	209,825	-
Gain on debt extinguishment	(172,056)	-
Changes in assets and liabilities:
Grant funds and other receivables	133,657	(114,060)
Prepaid expenses and other current assets	(16,270)	(24,702)
Accounts payable and accrued expenses	6,810,233	137,956
Total adjustments	7,373,897	207,498
Net cash used in operating activities	(11,196,420)	(2,750,570)

Cash flows from investing activities:
Purchase of property and equipment	(47,718)	(156,791)
Net cash used in investing activities	(47,718)	(156,791)

Cash flows from financing activities:
Net proceeds from sale of common stock and warrants	9,408,920	11,158,496
Net proceeds from warrant exercises	3,404,156	2,500
Net proceeds from sale of preferred stock	-	300,000
Net proceeds from issuance of note payable	-	170,200
Net proceeds from bridge financing	-	888,500
Repurchase of preferred stock	(1,000)	-
Principal repayment of note payable	(27,864)	(11,880)
Net cash provided by financing activities	12,784,212	12,507,816

Net increase in cash and cash equivalents	1,540,074	9,600,455
Cash and cash equivalents at beginning of period	9,883,796	283,341

Cash and cash equivalents at end of period	$11,423,870	$9,883,796

Supplemental disclosure of non-cash financing activities:

During the year ended December 31, 2021:

●	149,705 shares of common stock were issued upon the cashless exercise of stock purchase warrants
●	$172,056 of principal and accrued interest related to a note payable was extinguished upon the loan’s forgiveness

During the year ended December 31, 2020:

●	716,790 shares of common stock were issued upon conversion of convertible preferred stock
●	36,902 shares of common stock were issued upon the cashless exercise of stock purchase warrants
●	300,001 shares of common stock and 300,001 stock purchase warrants were issued in exchange for cancellation of $1,500,000 owed to current and former employees and directors
●

177,626 shares of common stock, 126,042 pre-funded stock purchase warrants and 303,668 stock purchase warrants were issued upon conversion of $1,200,000 convertible debentures and $14,667 of related accrued interest

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

1.	Description of Business and Recent Developments

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a clinical-stage biotechnology company developing immunotherapies and vaccines against infectious diseases and cancers using novel vector vaccine platforms. GeoVax’s product pipeline includes ongoing human clinical trials in COVID-19 and head and neck cancer. Additional research and development programs include preventive vaccines against Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa) and malaria, as well as immunotherapies for solid tumors. Certain of our vaccine development activities have been, and continue to be, financially supported by the U.S. Government. This support has been both in the form of research grants and contracts awarded directly to us, as well as indirect support for the conduct of preclinical animal studies and human clinical trials.

GEO-CM04S1 License -- In November 2021, GeoVax entered into a license agreement with City of Hope (the “COH License”), granting GeoVax exclusive rights to further develop and commercialize GEO-CM04S1 (formerly referred to as COH04S1). GEO-CM04S1, a synthetic, attenuated modified vaccinia Ankara (sMVA) vector expressing Spike and Nucleocapsid antigens of the SARS-CoV-2 virus, was initially developed at COH for immunocompromised patients.

GEO-CM04S1 is being studied in an ongoing Phase 2 clinical trial to evaluate its safety and immunogenicity, compared to the Pfizer mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant or chimeric antigen receptor (CAR) T cell therapy. GEO-CM04S1 is the only COVID-19 vaccine that includes both SARS-CoV-2 spike and nucleocapsid proteins to advance to a Phase 2 trial in cancer patients. Such vaccines also tend to produce an immune response quickly – in less than 14 days – with only mild side effects. The trial is also the first to compare an investigational multi-antigenic COVID-19 vaccine to the current Food and Drug Administration (FDA)-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines.

In December 2021, patient enrollment began for the Phase 2 portion of a Phase 1/2 trial of GEO-CM04S1, to study its use as a universal booster vaccine to current FDA-approved vaccines. GeoVax believes that the GEO-CM04S1 vaccine, when administered as a heterologous booster, will provide additional recognition elements to the immune system over a homologous boost from mRNA vaccines such as those developed by Moderna or Pfizer, which are directed only toward SARS-CoV-2 Spike protein. The COH04S1 vaccine’s MVA backbone may be more effective at inducing COVID-19 immunity since MVA strongly induces T cell responses even in a background of immunosuppression. In addition, GEO-CM04S1 targeting of both Spike and Nucleocapsid antigens, may offer greater protection against the significant sequence variation observed with the Spike antigen.

Gedeptin® License -- In September 2021, GeoVax entered into an Assignment and License Agreement with PNP Therapeutics, Inc. (the “PNP License), whereby GeoVax expanded its immuno-oncology pipeline and added a new technology platform through the acquisition of exclusive rights to Gedeptin®, a novel patented product for the treatment of solid tumors through a gene therapy strategy known as GDEPT (Gene-Directed Enzyme Prodrug Therapy). In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a potent antitumor compound. A Phase 1/2 clinical trial is currently enrolling to evaluate the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumors accessible for injection and no curable treatment options. The FDA has granted Gedeptin Orphan Drug status for the treatment of HNSCC and the initial stage of the ongoing clinical trial is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. GeoVax’s license to Gedeptin includes rights to expand its use to all human diseases and/or conditions including, but not limited to, cancers.

GeoVax is incorporated under the laws of the State of Delaware and our principal offices are located in the metropolitan Atlanta, Georgia area.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GeoVax Labs, Inc. together with those of our wholly-owned subsidiary, GeoVax, Inc. All intercompany transactions have been eliminated in consolidation.

Basis of Presentation

On January 21, 2020, we effected a 1-for-2000 reverse split of our common stock and on September 25, 2020, we effected a 1-for-20 reverse split of our common stock. Unless otherwise noted, the accompanying consolidated financial statements, and all share and per share information contained herein, have been retroactively restated to reflect the reverse stock splits.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the issue date of these consolidated financial statements. We are devoting substantially all of our present efforts to research and development of our vaccine and immunotherapy candidates. We expect to incur future net losses and require substantial funds as we continue our research and development activities. Our transition to profitability will be dependent upon, among other things, the successful development and commercialization of our product candidates. We may never achieve profitability or positive cash flows, and unless and until we do, we will continue to need to raise additional funding.

We have funded our activities to date from sales of our equity securities, government grants and clinical trial assistance, and corporate and academic collaborations. We believe that our existing cash will be sufficient to continue our planned operations into the second quarter of 2023. We intend to fund future operations through additional private and/or public offerings of debt or equity securities.  In addition, we may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurance that we will be able to raise additional funds or achieve or sustain profitability or positive cash flows from operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Our cash and cash equivalents consist primarily of bank deposits and money market accounts. The recorded values approximate fair market values due to the short maturities.

Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of cash and cash equivalents, which are maintained by a high credit quality financial institution. The carrying values reported in the balance sheets for cash and cash equivalents approximate fair values.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred, while additions and improvements are capitalized. We calculate depreciation using the straight-line method over the estimated useful lives of the assets which range from three to five years. We amortize leasehold improvements using the straight-line method over the term of the related lease.

We recognize leases in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases (ASU 2016-02), which requires lessees to classify leases as either financing or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. In the case of our facility lease agreement which has an effective term of less than 12 months, we made an accounting policy election to not recognize lease assets and liabilities and record lease expense on a straight-line basis over the lease term.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If we consider such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the expected future net cash flows from the assets.

Accrued Expenses

As part of the process of preparing our financial statements, we estimate expenses that we believe we have incurred, but have not yet been billed by our third-party vendors. This process involves identifying services and activities that have been performed by such vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date.

Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents consist of common shares issuable upon conversion of convertible preferred stock, and upon exercise of stock options and stock purchase warrants. All common share equivalents are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. The weighted average number of common share equivalents which were excluded from the computation of diluted loss per share, calculated using the treasury stock method, totaled 213,831 and 1,001,948 shares at December 31, 2021 and 2020, respectively.

Revenue Recognition

We recognize revenue in accordance with FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which created a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Grant revenue – We receive payments from government entities under non-refundable grants in support of our vaccine development programs. We record revenue associated with these grants when the reimbursable costs are incurred and we have complied with all conditions necessary to receive the grant funds.

Research collaborations – From time to time, we may enter into collaborative research and development agreements for specific vaccine development approaches and/or disease indications whereby we receive third-party funding for preclinical research under certain of these arrangements. Each agreement is evaluated in accordance with the process defined by ASU 2014-09 and revenue is recognized accordingly.

Research and Development Expense

Research and development (R&D) expense primarily consists of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) salaries, benefits, and stock-based compensation for personnel, (ii) laboratory supplies and facility-related expenses to conduct development, (iii) fees paid to third-party service providers to perform, monitor and accumulate data related to our preclinical studies and clinical trials, (iv) costs related to sponsored research agreements, and (v) costs to procure and manufacture materials used in clinical trials. These costs are charged to expense as incurred. During 2021, we also recorded $10,513,825 of R&D expense for upfront license fees and warrant expense associated with the COH License and the PNP License.

Patent Costs

Our expenditures relating to obtaining and protecting patents are charged to expense when incurred and are included in general and administrative expense.

Period-to-Period Comparisons

Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results for future periods.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance unless, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Stock-based compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Stock-based compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 7 for additional stock-based compensation information.

Other Recent Accounting Pronouncements

Except as discussed above, there have been no recent accounting pronouncements or changes in accounting pronouncements which we expect to have a material impact on our financial statements, nor do we believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

3.	Property and Equipment

Property and equipment as shown on the accompanying Consolidated Balance Sheets is composed of the following as of December 31, 2021 and 2020:

	2021	2020
Equipment and furnishings	$591,554	$543,836
Leasehold improvements	115,605	115,605
Total property and equipment	707,159	659,441
Accumulated depreciation and amortization	(550,221)	(511,700)
Property and equipment, net	$156,938	$147,741

Depreciation expense was $38,521 and $19,656 during the years ended December 31, 2021 and 2020, respectively.

4.	Accrued Expenses

Accrued expenses as shown on the accompanying Consolidated Balance Sheets is composed of the following as of December 31, 2021 and 2020:

	2021	2020
Accrued license fees – current	$3,000,000	$-
Accrued license fees – noncurrent	2,000,000	-
Accrued payroll	269,000	279,696
Other accrued expenses	108,826	79,585
Total accrued expenses	$5,377,826	$359,281

5.	Debt

GRA Note – On February 28, 2018, we entered into a Senior Note Purchase Agreement with Georgia Research Alliance, Inc. (GRA) pursuant to which we issued a five-year Senior Promissory Note (the “GRA Note”) to GRA in exchange for $50,000. The GRA Note bore an annual interest rate of 5%. During May 2021, we repaid the remaining principal balance of $22,737 and retired the GRA Note.

CARES Act Paycheck Protection Program Loan – On April 17, 2020, we received a $170,200 bank loan backed by the United States Small Business Administration (SBA) pursuant to the Paycheck Protection Program (PPP) provisions of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan bore an annual interest rate of one percent. During May 2021, upon receiving payment from the SBA, the lender forgave the full principal balance of $170,200 together with $1,856 of accrued interest, and we recorded a $172,056 gain on debt extinguishment.

Convertible Debentures – On June 26 2020, we issued convertible debentures in the aggregate principal amount of $1,200,000 and warrants to purchase an aggregate of 120,000 shares of our common stock for gross proceeds of $1,050,000. As discussed in Note 7, in September 2020, the convertible debentures and accrued interest were fully converted into our equity securities and were retired.

Interest expense recorded for the years ended December 31, 2021 and 2019 was as follows:

	2021	2020
GRA Note	$633	$1,727
PPP Loan	653	1,203
Insurance premium financing costs	-	1,743
Convertible debentures (including $124,185 of debt discount amortization)	-	138,851
Total interest expense	$1,286	$143,524

6.	Commitments

Operating Lease

We lease approximately 8,400 square feet of office and laboratory space pursuant to an operating lease which expires on December 31, 2022. Rent expense for the years ended December 31, 2021 and 2020 was $166,242 and $166,577, respectively. Future minimum lease payments total $176,356 in 2022, although the lease may be terminated at any time by either party with ninety days written notice.

License Agreements

We have entered into license agreements with City of Hope, PNP Therapeutics, Inc., University of Alabama at Birmingham, Southern Research Institute, Emory University, and with the U.S. Department of Health and Human Services (HHS), as represented by National Institute of Allergy and Infectious Diseases (NIAID), an institute of the National Institutes of Health (NIH), for various technologies and patent rights associated with our product development activities. These agreements may contain provisions for upfront payments, milestone fees due upon the achievement of selected development and regulatory events, minimum annual royalties or other fees, and royalties based on future net sales. Aggregate unrecorded future minimum payments under these agreements (excluding milestone and royalty payments due upon contingent future events, and assuming neither party terminates the agreements) are approximately $174,000 in 2022, $128,000 in 2023, $128,000 in 2024, $28,000 in 2025 and $28,000 in 2026.

Other Commitments

In the normal course of business, we enter into various firm purchase commitments related to production and testing of our vaccine, conduct of research studies, and other activities. As of December 31, 2021, there were approximately $407,000 of unrecorded outstanding purchase commitments to our vendors and subcontractors, which we expect will be due in 2022.

7.	Stockholders’ Equity

Preferred Stock

In June 2021, we repurchased the remaining 100 shares of our Series B convertible preferred stock for a total price of $1,000. As of December 31, 2021, there are no shares of our preferred stock outstanding.

Common Stock

2020 Public Offering – On September 29, 2020, we closed an underwritten public offering (the “2020 Offering”) of an aggregate of 2,560,000 units of our equity securities (the “Units”) with gross proceeds to us of approximately $12.8 million. Net proceeds after deducting underwriting discounts and commissions and other offering expenses were approximately $11.2 million. Each Unit sold in the offering consisted of one share of our common stock (or a pre-funded warrant to purchase one share of common stock, all of which were fully exercised during 2020), and a warrant to purchase one share of common stock (“Unit Warrant”), exercisable at an exercise price of $5.00 per share and with a five-year expiration date.

From 2016 through August 2020, to help conserve the Company’s cash resources, our executive officers and non-employee directors agreed to defer receipt of all or a portion of their respective cash compensation. Upon consummation of the 2020 Offering, $1,500,000 of accumulated deferrals were converted at the $5.00 offering price, resulting in the issuance of 300,001 units substantially similar to the units sold in the public offering, with each unit consisting of one share of our common stock and one warrant substantially similar to a Unit Warrant.

Upon consummation of the 2020 Offering, we issued an aggregate of 177,626 shares of our common stock, 126,042 pre-funded warrants to purchase common stock, and 303,668 warrants substantially similar to a Unit Warrant upon the mandatory conversion of $1,214,667 of convertible debentures and accrued interest.

2021 Public Offering – On February 11, 2021, we closed an underwritten public offering of 1,644,000 shares of our common stock, with gross proceeds to us of approximately $10.3 million. Net proceeds after deducting underwriting discounts and commissions and other offering expenses were approximately $9.4 million.

Warrant exercises – During 2021, 740,034 Unit Warrants were exercised for cash, resulting in gross proceeds to us of approximately $3.7 million; net proceeds after deducting commissions owed to the underwriter of the 2020 Offering were approximately $3.4 million. During 2021, an aggregate of 215,672 warrants were exercised using the cashless exercise feature of the warrants, resulting in the issuance of an aggregate of 149,705 shares of our common stock. During 2020, 54,557 warrants were exercised using the cashless exercise feature of the warrants, resulting in the issuance of an aggregate of 36,902 shares of our common stock

Other Common Stock Transactions – During 2021 and 2020 we issued 13,707 and 26,581 shares, respectively, of our common stock pursuant to consulting agreements. During 2020 we issued an aggregate of 716,790 shares of our common stock, pursuant to the conversion of Series H and Series I convertible preferred stock.

Stock Option Plan

We have a stock-based incentive plan (the “2020 Plan”) pursuant to which our Board of Directors may grant stock options to our employees. A total of 1,500,000 shares of our common stock are reserved for issuance pursuant to the 2020 Plan. The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees). Options have a maximum ten-year term.

We use the Black-Scholes model for determining the grant date fair value of our stock option grants. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected amount of time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted. The significant assumptions we used in our fair value calculations were as follows:

	2021	2020
Weighted average risk-free interest rates	1.43%	0.69%
Expected dividend yield	0.0%	0.0%
Expected life of option (in years)	7.0	7.0
Expected volatility	84.80%	38.16%

A summary of stock option activity under the 2020 Plan as of December 31, 2021, and changes during the year then ended is presented below.

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	602,000	$2.79
Granted	360,300	3.82
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31, 2021	962,300	$3.18	9.31	$499,660
Exercisable at December 31, 2021	200,661	$2.79	8.93	$166,549

The weighted-average grant date fair values of options granted during 2021 and 2020 were $2.87 and $1.12, respectively. Total stock option compensation expense recognized in the consolidated statement of operations for the years ended December 31, 2021 and 2020 was $269,427 and $18,730, respectively. As of December 31, 2021, there is $1,420,144 of unrecognized compensation expense that will be recognized over a weighted-average period of 2.2 years.

Stock Purchase Warrants

Summary of Warrants Outstanding – The table below presents summary information about our warrants outstanding as of December 31, 2021. Additional information concerning the warrants follows the table.

Warrant Description	Number of Shares	Exercise Price	Expiration
2020 Warrants	120,000	5.00	Jun 2025
2020 Unit Warrants	2,396,631	5.00	Sep 2025
2020 Representative Warrants	128,000	5.50	Mar 2024
2021 Representative Warrants	72,000	6.875	Aug 2024
2021 Warrants	100,000	13.00	Sep 2026
Total Warrants Outstanding at December 31, 2021	2,816,631

Weighted-Average Exercise Price	$5.35
Weighted-Average Remaining Life (in years)	3.7

2020 Warrants – In June 2020, in connection with the issuance of convertible debentures, we issued warrants to purchase 120,000 shares of common stock, with a five-year term and an exercise price of $10.00. As a result of the 2020 Public Offering, in September 2020 the exercise price was reduced to $5.00.

2020 Unit Warrants – In September 2020, in connection with the 2020 Public Offering, we issued 303,668 warrants upon the conversion of convertible debentures, 300,001 warrants upon the conversion of amounts owed to current and former executive officers and directors, and 2,560,000 warrants to other investors in the 2020 Public Offering, with each of the warrants having a five-year term and an exercise price of $5.00. During 2021, 740,034 of these warrants were exercised for cash and 27,004 were exercised using the cashless exercise feature of the warrant.

2020 Representative Warrants – In September 2020, we issued 128,000 warrants to the underwriter of the 2020 Public Offering, with a 42-month term and an exercise price of $5.50.

2021 Representative Warrants – In February 2021, we issued 72,000 warrants to the underwriter of the 2021 Public Offering, with a 42-month term and an exercise price of $6.875.

2021 Warrants – In September 2021, in connection with a technology licensing agreement, we issued 100,000 warrants, with a five-year term and an exercise price of $13.00.

Additional Stock-Based Compensation Expense

In addition to stock-based compensation expense related to the 2020 Plan (see Stock Options above), during the years ended December 31, 2021 and 2020, we recognized $100,560 and $45,733, respectively, of expense related to the issuance of our common stock pursuant to consulting and investment banking agreements. As of December 31, 2021, there is $19,947 recorded as a prepaid expense for these arrangements, which will be recognized as expense during 2022 over the term of the related agreement.

8.	Retirement Plan

We participate in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third-party service provider, and the Company contributes to the 401k Plan on behalf of its employees based upon a matching formula. During the years ended December 31, 2021 and 2020 our contributions to the 401k Plan were $36,980 and $27,511, respectively.

9.	Income Taxes

At December 31, 2021, we have a consolidated federal net operating loss (“NOL”) carryforward of approximately $75.2 million available to offset against future taxable income of which approximately $48.9 million expires in varying amounts in 2022 through 2037. Additionally, we have approximately $1.6 million in research and development (“R&D”) tax credits that expire in 2022 through 2041 unless utilized earlier. No income taxes have been paid to date. Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of our NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities included the following at December 31, 2021 and 2020:

	2021	2020
Deferred tax assets:
Net operating loss carryforward	$18,449,694	$14,737,240
Research and development tax credit carryforward	1,566,293	1,189,110
Stock-based compensation expense	129,475	4,870
Accrued salaries	69,940	72,721
Total deferred tax assets	20,215,402	16,003,941
Deferred tax liabilities
Depreciation	30,945	28,274
Net deferred tax assets	20,184,457	15,975,667
Valuation allowance	(20,184,457)	(15,975,667)
Net deferred tax asset after reduction for valuation allowance	$-0-	$-0-

We have established a full valuation allowance equal to the amount of our net deferred tax assets due to uncertainties with respect to our ability to generate sufficient taxable income to realize these assets in the future. A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense is as follows:

	2021	2020
U.S. federal statutory rate applied to pretax loss	$(3,899,767)	$(621,194)
Permanent differences	-	65
Research and development credits	(377,183)	(66,574)
Change in valuation allowance, net of expired items and other adjustments	4,276,950	687,703
Reported income tax expense	$-0-	$-0-

10.	Grants and Collaboration Revenue

We receive payments from government entities under our grants from the National Institute of Allergy and Infectious Diseases (NIAID) and from the U.S. Department of Defense in support of our vaccine research and development efforts. We record revenue associated with government grants as the reimbursable costs are incurred. During 2021 and 2020, we recorded $385,501 and $1,438,465, respectively, of revenue associated with these grants. As of December 31, 2021, there is an aggregate of $81,526 in remaining grant funds available for use during 2022. During 2020, we recorded $385,193 of revenues associated with a research collaboration agreement.

11.	Subsequent Events

On January 19, 2022, we closed a private placement of 707,484 shares of common stock, 2,360,000 pre-funded warrants to purchase common stock, and accompanying warrants to purchase an aggregate of up to 3,067,484 shares of common stock. The warrants are exercisable immediately at an exercise price of $3.26 per share and will expire five years from the date of issuance. Net proceeds after deducting placement agent commissions and other offering expenses were approximately $9.2 million.

GEOVAX LABS, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2021 and 2020

		Additions (Reductions)
Description	Balance at Beginning Of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End Of Period
Reserve Deducted in the Balance Sheet From the Asset to Which it Applies:

Allowance for Deferred Tax Assets
Year ended December 31, 2021	$15,975,667	$4,208,790	$-0-	$-0-	$20,184,457
Year ended December 31, 2020	$18,787,230	$(2,811,563)	$-0-	$-0-	$15,975,667

1,819,966 Shares of Common Stock

GEOVAX LABS, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offer of the common stock being registered. All amounts are estimates except the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee.

SEC registration fee	$4,395
Nasdaq listing fee	50,000
FINRA filing fee	4,822
Legal fees and expenses	460,000
Accounting fees and expenses	45,000
Transfer agent and registrar fees and expenses	23,000
Miscellaneous fees and expenses	20,000
Total	$607,217

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The information provided below has been updated as noted to retroactively reflect the effect of the Company’s 1:500,1:2000, and 1:20 reverse stock splits effected in April 2019, January 2020, and September 2020 respectively.

On February 18, 2019, we entered into Exchange Agreements with the Purchasers pursuant to which the Purchasers exchanged an aggregate of 1,563.146 shares of our Series C Convertible Preferred Stock and 1,200 shares of our Series E Preferred Shares, held by them for an aggregate of 2,763.146 shares of our Series F Convertible Preferred Stock (“Series F Preferred Shares”). The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On February 25, 2019, we entered into a Securities Purchase Agreement with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of up to 1,000 shares of our Series G Convertible Preferred Stock (the “Series G Preferred Shares”) and Series I Warrants to purchase up to 16,666,666 shares (16.67 shares post-split) of our common stock at $0.015 per share ($15,000 per share post-split) at an initial aggregate exercise price of $250,000 for gross proceeds of up to $1.0 million, to be funded at up to three different closings. At the first closing on February 25, 2019, we issued 500 Series G Preferred Shares and Series I Warrants to purchase up to 16,666,666, shares (16.67 shares post-split) of our common stock in exchange for the payment by the Purchasers of $250,000 in the aggregate, plus the cancellation by them of Term Notes due to them from the Company in the aggregate amount of $250,000. At the second and third closings, which occurred on April 26 and June 19, 2019, we issued an aggregate of 500 additional shares of Series G Preferred Stock and Series I Warrants to purchase up to 33,333,333 shares (33.33 shares post-split) in exchange for the payment by the Purchasers of a total of $500,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On July 17, 2019, we entered into Exchange Agreements with the Purchasers pursuant to which the Purchasers exchanged an aggregate of 2,256.5338 Series F Preferred Shares and 1,000 Series G Preferred Shares held by them for an aggregate of 3,256.5338 shares of our Series H Convertible Preferred Stock, for aggregate gross proceeds of $3,256,534. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On July 24, 2019, we entered into a Securities Purchase Agreement with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 700 shares of our Series I Convertible Preferred Stock for gross proceeds of $700,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On January 24, 2020, we entered into a Securities Purchase Agreement (the “January Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 300 shares of our Series J Convertible Preferred Stock (the “Series J Preferred Shares”) for gross proceeds of $300,000. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

Effective as of May 1, 2020, we entered into a Customer Agreement and Subscription Agreement with Content Carnivores, LLC, pursuant to which the Company received services related to the management of our social media accounts in exchange for the monthly issuance of shares of our common stock valued at $3,000, from May 1, 2020 through April 30, 2021. As of the date hereof, we have issued 25,309 shares of our common stock to Content Carnivores, LLC at an aggregate value of $12,000 pursuant to this agreement. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D.

On June 26, 2020, we entered into a Securities Purchase Agreement with Cavalry Fund I LP and Cavalry Special Ops Fund, LLC, pursuant to which the Company received aggregate gross proceeds of $1,050,000 in exchange for the issuance of 5% Original Issue Senior Secured Convertible Debentures in the aggregate principal amount of $1,200,000 and five-year warrants to purchase an aggregate of 2,400,000 shares of our common stock at an exercise price of $0.50 per share, subject to adjustment. On September 29, 2020, the June 26, 2020 5% Original Issue Senior Secured Convertible Debentures mandatorily converted into 303,667 conversion units, of which 177,625 include shares of common stock and 126,042 include pre-funded warrants (the “Conversion Units”). The Conversion Units provide substantially the same terms as the Units issued in September 2020. The pre-funded warrants provide the holder the right to purchase one share of common stock at an exercise price of $0.01 per share, are immediately exercisable and will not expire until exercised in full. These pre-funded warrants were fully exercised on January 13, 2021. The Company also issued the Debenture Conversion Warrants. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On September 29, 2020, the underwriters who conducted our public offering in September 2020 received warrants granted to them to purchase 128,000 shares of common (equal to five percent (5%) of the total number of shares of common stock sold in that offering) at an exercise price equal to $5.50 (110% of the public offering price in that offering), as a portion of the underwriting compensation payable to the Representative in connection with this offering. The Underwriters Warrants will be non-exercisable until March 29, 2021 and will expire three years thereafter.

Effective as of November 1, 2020, we entered into a Marketing and Consulting Agreement and Subscription Agreement with CorProminence, LLC, pursuant to which the Company is receiving services related to shareholder information and relations. In November 2020, we issued 20,000 shares of our common stock to CorProminence, LLC as a restricted stock award under our 2020 Stock Incentive Plan with a value at that date of $58,400. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On February 11, 2021, the Company issued to the Maxim Group LLC, as a portion of the underwriting compensation, warrants to purchase up to a total of 72,000 shares (equal to five percent (5%) of the shares of common stock sold in that offering) of common stock (the “Underwriter’s Warrant Agreement”). The shares subject to the Underwriter’s Warrant Agreement are exercisable at $6.875 per share, are initially exercisable August 10, 2021, and have a term of three years from their initial exercise date. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D.

Effective as of May 1, 2021, we renewed our agreement with Content Carnivores, LLC for an additional one-year period. In connection with the renewal, in May 2021, we issued 11,000 shares of our common stock to Content Carnivores, LLC as a restricted stock award under our 2020 Stock Incentive Plan with a value at that date of $59,840. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D.

On September 28, 2021, in connection with entering into an assignment and license agreement, the Company issued warrants to PNP Therapeutics, Inc. (“PNP”), exercisable at any time following March 28, 2022, and prior to September 28, 2026, for up to 100,000 shares of the Company’s common stock at an exercise price of $13.00 per share. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D.

On January 14, 2022, we entered into a Securities Purchase Agreement with Armistice providing for the issuance and sale to Armistice of 707,484 shares of common stock, 2,360,000 shares of common stock issuable upon the exercise of the Pre-Funded Warrant and 3,067,484 shares of common stock issuable upon the exercise of the Common Warrant. The Warrants are exercisable immediately and contain price adjustment provisions which may, under certain circumstances, reduce the applicable exercise price; the Pre-Funded Warrant shall terminate when fully exercised and the Common Warrant shall terminate on the fifth anniversary of the effective date of the Resale Registration Statement. The Private Placement closed on January 20, 2022. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D. Armistice acquired the shares for investment for its own account in a transaction that did not involve a general solicitation.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibit Index

3.1	Certificate of Incorporation (3)
3.1.1	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 13, 2010 (5)
3.1.2	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 27, 2010 (6)

3.1.3	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed August 2, 2013 (7)
3.1.4	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed May 13, 2015 (9)
3.1.5	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed June 14, 2016 (10)
3.1.6	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed August 4, 2017 (11)
3.1.7	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 30, 2019 (13)
3.1.8	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed January 21, 2020 (15)
3.1.9	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed September 24, 2020 (22)
3.2	Bylaws (3)
4.1	Form of Stock Certificate representing the Company’s Common Stock, par value $0.001 per share (19)
4.1.1	Form of Common Stock Purchase Warrant (21)
4.1.2	Form of Representative’s Warrant Agreement (20)
4.1.3	Form of Warrant Agent Agreement (20)
4.1.4	Form of Warrant issued to certain Management Creditors (20)
4.1.5	Form of Common Stock Purchase Warrant, dated June 26, 2020 (18)
4.1.6	Form of Underwriters Warrant Agreement dated February 11, 2021 (25)
4.1.7	Form of Common Stock Purchase Warrant, dated September 28, 2021 (27)
4.1.8	Form of Pre-Funded Warrant Agreement (29)
4.1.9	Form of Common Warrant (29)
5.1	Opinion of Womble Bond Dickinson (US) LLP (21)
10.1 **	Employment Agreement between GeoVax Labs, Inc. and David A. Dodd (12)
10.2 **	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds (4)
10.2.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Mark W. Reynolds (8)
10.2.2 **	Employment Agreement between GeoVax, Inc. and Mark J. Newman, PhD, as Amended and Restated March 9, 2022 (30)
10.2.3 **	Consulting Agreement between GeoVax, Inc. and Kelly T. McKee, MD, dated December 22, 2021 (30)
10.5 **	GeoVax Labs, Inc. 2020 Stock Incentive Plan, as amended and restated August 11, 2021 (17)
10.5.1 **	Form of Non-Qualified Stock Option Agreement (26)
10.6	License Agreement (as amended and restated) between GeoVax, Inc. and Emory University (2)
10.7	Patent and Biological Materials License Agreement with the National Institute of Allergy and Infectious Diseases, dated October 22, 2020 (23)
10.8	Patent and Biological Materials License Agreement for Internal Research Use with the National Institute of Allergy and Infectious Diseases, dated November 25, 2020 (24)
10.9	Office and Laboratory Lease between UCB, Inc. and GeoVax, Inc. (16)
10.10	Summary of the GeoVax Labs, Inc. Director Compensation Plan (30)
10.11	Assignment and License Agreement by and between GeoVax, Inc. and PNP Therapeutics, Inc. dated September 28, 2021 (27)
10.12	Exclusive License Agreement by and between GeoVax, Inc. and City of Hope, dated November 9, 2021 (28)
10.13	Securities Purchase Agreement, dated January 14, 2022 (29)
10.14	Registration Rights Agreement, dated January 14, 2022 (29)
21.1	Subsidiaries of the Registrant (14)
23.1 *	Consent of Wipfli LLP
23.2	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Included on the Signature Page of the Company’s Registration Statement on Form S-1 (File No. 333-239958) filed July 20, 2020.
101.INS	Inline XBRL Instance Document (the Instance Document does not appear in the Interactive Data Files because its XBRL tags are embedded with the Inline XBRL Document) (1)
101.SCH	Inline XBRL Taxonomy Extension Schema Document (1)
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document (1)
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document (1)
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document (1)
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (1)

___________________

*	Filed herewith.
**	Indicates a management contract or compensatory plan or arrangement.

(1)

These interactive data files shall not be deemed filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under these sections.

(2)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 4, 2006.
(3)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 23, 2008.
(4)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 8, 2010.
(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 14, 2010.
(6)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 28, 2010.
(7)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 2, 2013.
(8)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 23, 2013.
(9)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 14, 2015.
(10)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 16, 2016.
(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 4, 2017.
(12)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 7, 2018.
(13)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 30, 2019
(14)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 7, 2019.
(15)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 21, 2020.
(16)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 24, 2020.
(17)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 12, 2021.
(18)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 26, 2020.
(19)	Incorporated by reference from the Amendment No. 2 to registrant’s Registration Statement on Form S-1 (File No. 333-239958) filed August 26, 2020.
(20)	Incorporated by reference from the Amendment No. 3 to registrant’s Registration Statement on Form S-1 (File No. 333-239958) filed September 8, 2020
(21)	Incorporated by reference from the Amendment No. 4 to registrant’s Registration Statement on Form S-1 (File No. 333-239958) filed September 23, 2020.
(22)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 25, 2020.
(23)

Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 26, 2020. Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Company if publicly disclosed.

(24)

Incorporated by reference from the registrant’s Current Report on Form 8-K filed November 30, 2020. Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Company if publicly disclosed.

(25)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed February 11, 2021.
(26)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 23, 2021.
(27)

Incorporated by reference from the registrant’s Current Report on Form 8-K filed September 29, 2021. Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as (i) the Company has determined the omitted information is not material and (ii) the Company customarily and actually treats the omitted information as private or confidential.

(28)

Incorporated by reference from the registrant’s Current Report on Form 8-K filed November 10, 2021. Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted as (i) the Company has determined the omitted information is not material and (ii) the Company customarily and actually treats the omitted information as private or confidential.

(29)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed January 20, 2022.
(30)	Incorporated by reference from the registrant’s Annual Form on Form 10-K filed March 9, 2022.

(b) Financial Statement Schedules.

Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2021 and 2020 is included in the accompanying prospectus on page F-17.

All other financial statement schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     If the registrant is relying on Rule 430B, each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on March 9, 2022.

GEOVAX LABS, INC.

By: /s/ David A. Dodd

David A. Dodd

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature / Name	Title	Date
/s/ David A. Dodd David A. Dodd	Director President and Chief Executive Officer (Principal Executive Officer)	March 9, 2022

/s/ Mark W. Reynolds Mark W. Reynolds	Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2022

* Randal D. Chase	Director	March 9, 2022

* Dean G. Kollintzas	Director	March 9, 2022

* Robert T. McNally	Director	March 9, 2022

* John N. Spencer, Jr.	Director	March 9, 2022

*By: /s/Mark W. Reynolds Mark W. Reynolds Attorney-in-Fact		March 9, 2022